Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The following selected financial data was derived from our consolidated financial statements. You should read the selected financial data presented below in conjunction with the information contained in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes thereto contained in Item 8, “Consolidated Financial Statements and Supplementary Data,” of this report.

(In millions, except per share data)	Year Ended December 28, 2012 (1,2)	Year Ended December 30, 2011 (1,2)	Year Ended December 31, 2010 (1,2)	Year Ended January 1, 2010 (1)	Year Ended January 2, 2009 (1)
Income Statement Data:
Revenues	$10,972.5	$9,545.0	$9,177.1	$9,249.1	$10,086.3
Cost of revenues	(10,294.5)	(8,988.8)	(8,609.5)	(8,772.4)	(9,608.8)
General and administrative expenses	(83.6)	(79.5)	(71.0)	(75.8)	(78.7)
Goodwill impairment (3)	—	(825.8)	—	—	—
Acquisition-related expenses (2)	(16.1)	(1.0)	(11.9)	—	—
Restructuring costs (4)	—	(5.5)	(10.6)	—	—
Impairment of an intangible asset (5)	—	—	—	(32.8)	—
Equity in income of unconsolidated joint ventures (6)	107.6	132.2	70.3	100.9	106.3
Operating income (loss)	685.9	(223.4)	544.4	469.0	505.1
Other income (expenses) (7)	0.5	—	—	47.9	—
Net income (loss) attributable to URS	310.6	(465.8)	287.9	269.1	219.8

Earnings (loss) per share:
Basic	$4.18	$(6.03)	$3.56	$3.31	$2.61

Diluted	$4.17	$(6.03)	$3.54	$3.29	$2.59

Cash dividends declared per share (8)	$0.80	$—	$—	$—	$—

Balance Sheet Data (As of the end of the period):
Total assets	$8,786.5	$6,862.6	$7,351.4	$6,904.4	$7,001.2
Total long-term debt (9)	$1,992.5	$737.0	$641.3	$689.7	$1,091.5
Total URS stockholders’ equity (8)	$3,621.1	$3,377.2	$4,117.2	$3,905.8	$3,624.6
Total noncontrolling interests	$141.9	$107.2	$83.8	$44.7	$31.3
Total stockholders’ equity	$3,763.0	$3,484.4	$4,201.0	$3,950.5	$3,655.8

(1)	Our fiscal year is the 52/53-week period ending on the Friday closest to December 31. Our fiscal year ended January 2, 2009 contained 53 weeks.
(2)

We completed the acquisitions of Flint Energy Services Ltd. (“Flint”), Apptis Holdings, Inc. (“Apptis”) and Scott Wilson Group plc (“Scott Wilson”) in May 2012, June 2011 and September 2010, respectively. The operating results of Flint, Apptis and Scott Wilson since their respective acquisition dates are included in our consolidated financial statements under the Oil & Gas Division, Federal Services Division and the Infrastructure & Environment Division, respectively.

(3)

During the year ended December 30, 2011, we recorded a goodwill impairment charge of $825.8 million. On a net, after-tax basis, this resulted in decreases to net income and diluted earnings per share (“EPS”) of $732.2 million and $9.46, respectively, for the year ended December 30, 2011. For further discussion, see Note 9, “Goodwill and Intangible Assets” to our “Consolidated Financial Statements and Supplementary Data” included under Item 8 of this exhibit.

(4)

For the years ended December 30, 2011 and December 31, 2010, we recorded restructuring costs in our international businesses. For further discussion, see Note 17, “Commitments and Contingencies,” to our “Consolidated Financial Statements and Supplementary Data” included under Item 8 of this exhibit.

(5)

During fiscal year 2009, we recorded a $32.8 million charge for the impairment of our intangible asset related to the “Washington” trade name. On a net, after-tax basis, this transaction resulted in decreases to net income and EPS of $19.6 million and $0.24, respectively, for the year ended January 1, 2010.

(6)

In October 2010, we received notice of a ruling on the priority of claims against a bankrupt client made by one of our unconsolidated joint ventures related to the SR-125 road project in California. The judge ruled against our joint venture’s position, finding that its mechanic’s lien did not have priority over the senior lenders. As a result of the court’s decision, we recorded a pre-tax non-cash asset impairment charge of $25.0 million during fiscal year 2010. During the second quarter of 2011, we recognized a pre-tax favorable claim settlement of $9.5 million on this project.

(7)

During fiscal year 2009, we recorded $47.9 million of other income, net, consisting of a $75.6 million gain associated with the sale of our equity investment in MIBRAG mbH (“MIBRAG”), net of $5.2 million of sale-related costs. This gain was partially offset by a $27.7 million loss on the settlement of a foreign currency forward contract, which primarily hedged our net investment in MIBRAG. On a net, after-tax basis, these two transactions resulted in increases to net income and diluted EPS of $30.6 million and $0.37, respectively, for the year ended January 1, 2010.

(8)	On February 24, 2012, our Board of Directors approved the initiation of a regular quarterly cash dividend program and authorized a $0.20 per share quarterly dividend.
(9)

During fiscal year 2012, we issued $1.0 billion of Senior Notes in connection with the acquisition of Flint. As part of the acquisition, we also guaranteed the Canadian Notes with outstanding face values of $175.8 million. During fiscal year 2011, we entered into our 2011 Credit Facility, which replaced our 2007 Credit Facility. This new senior credit facility provides a term loan facility of $700.0 million and revolving credit facilities of $1.0 billion. For further discussion, see Note 10, “Indebtedness” to our “Consolidated Financial Statements and Supplementary Data” included under Item 8 of this exhibit.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, fixed charges consist of interest expense, the amortization of debt discount and such portion of rental expense that is attributable to interest expense. Interest component of rental expense is estimated to equal one-third of such expense, which is considered a reasonable approximation of the interest factor. Earnings consist of income before taxes and equity in income of unconsolidated joint ventures plus fixed charges.

	Year Ended
(In millions, except for ratio)	December 28, 2012	December 30, 2011(1)	December 31, 2010		January 1, 2010		January 2, 2009
Consolidated ratio of earnings to fixed charges	3.7	N/A		4.3		3.7		2.6
Deficiency	$—	$(506.2)	$	—	$	—	$	—

(1)	Earnings for the year ended December 30, 2011 were inadequate to cover fixed charges. The coverage deficiency was $506.2 million.

	Year Ended
(In millions, except for ratio)	December 28, 2012	December 30, 2011(1)	December 31, 2010	January 1, 2010	January 2, 2009
Earnings:
Earnings (losses) before income taxes	$500.5	$(374.0)	$415.5	$432.0	$378.0
Less:
Equity in earnings of affiliates	(107.6)	(132.2)	(70.3)	(100.9)	(106.3)
Add:
Interest component of rent expense	70.0	62.8	64.2	66.5	71.5
Interest expense	70.7	22.1	30.6	48.4	90.7
Amortization	2.6	5.8	9.2	7.8	8.5

Earnings (losses), as adjusted	$536.2	$(415.5)	$449.2	$453.8	$442.4

Fixed charges:
Interest expense	$70.7	$22.1	$30.6	$48.4	$90.7
Amortization	2.6	5.8	9.2	7.8	8.5
Interest component of rent expense	70.0	62.8	64.2	66.5	71.5

Total fixed charges	$143.3	$90.7	$104.0	$122.7	$170.7

Ratio of earnings to fixed charges	3.7	N/A	4.3	3.7	2.6

(1)	Earnings for the year ended December 30, 2011 were inadequate to cover fixed charges. The coverage deficiency was $506.2 million.

ITEM 8.	CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of URS Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of changes in stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of URS Corporation and its subsidiaries at December 28, 2012 and December 30, 2011 and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 28, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because a material weakness in internal control over financial reporting related to some key accounting personnel who have the ability to prepare and post journal entries without an independent review by someone without the ability to prepare and post journal entries existed as of that date. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2012 Annual Report on Form 10-K. We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the December 28, 2012 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in management’s report referred to above. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2012 Annual Report on Form 10-K, management has excluded Flint Energy Services, Ltd. (“Flint”) from its assessment of internal control over financial reporting as of December 28, 2012 because it was acquired by the Company in a business combination during 2012. We have also excluded Flint from our audit of internal control over financial reporting. Flint is a wholly-owned subsidiary whose total assets and total revenues represent 12% and 13% respectively, of the related consolidated financial statement amounts as of and for the year ended December 28, 2012.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

February 25, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information included in Note 18 as to which the date is April 17, 2013

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	December 28, 2012	December 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$314.5	$436.0
Accounts receivable, including retentions of $114.4 and $67.5, respectively	1,554.8	1,114.7
Costs and accrued earnings in excess of billings on contracts	1,384.3	1,132.0
Less receivable allowances	(69.7)	(43.1)

Net accounts receivable	2,869.4	2,203.6
Deferred tax assets	67.6	63.0
Inventory	61.5	19.5
Other current assets	204.2	181.8

Total current assets	3,517.2	2,903.9
Investments in and advances to unconsolidated joint ventures	278.3	107.7
Property and equipment at cost, net	687.5	269.4
Intangible assets, net	692.2	522.0
Goodwill	3,247.1	2,773.0
Other long-term assets	364.2	286.6

Total assets	$8,786.5	$6,862.6

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$71.8	$61.5
Accounts payable and subcontractors payable, including retentions of $32.3 and $39.6, respectively	803.5	659.1
Accrued salaries and employee benefits	558.8	527.0
Billings in excess of costs and accrued earnings on contracts	289.1	310.8
Other current liabilities	277.8	176.5

Total current liabilities	2,001.0	1,734.9
Long-term debt	1,992.5	737.0
Deferred tax liabilities	328.3	276.5
Self-insurance reserves	129.8	132.7
Pension and post-retirement benefit obligations	300.9	276.0
Other long-term liabilities	271.0	221.1

Total liabilities	5,023.5	3,378.2

Commitments and contingencies (Note 17)
URS stockholders’ equity:
Preferred stock, authorized 3.0 shares; no shares outstanding	—	—
Common stock, par value $.01; authorized 200.0 shares; 88.9 and 87.8 shares issued, respectively; and 76.8 and 76.7 shares outstanding, respectively	0.9	0.9
Treasury stock, 12.1 and 11.1 shares at cost, respectively	(494.9)	(454.9)
Additional paid-in capital	3,003.9	2,966.8
Accumulated other comprehensive loss	(113.2)	(110.8)
Retained earnings	1,224.4	975.2

Total URS stockholders’ equity	3,621.1	3,377.2
Noncontrolling interests	141.9	107.2

Total stockholders’ equity	3,763.0	3,484.4

Total liabilities and stockholders’ equity	$8,786.5	$6,862.6

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Year Ended
	December 28, 2012	December 30, 2011	December 31, 2010

Revenues	$10,972.5	$9,545.0	$9,177.1
Cost of revenues	(10,294.5)	(8,988.8)	(8,609.5)
General and administrative expenses	(83.6)	(79.5)	(71.0)
Acquisition-related expenses (Note 8)	(16.1)	(1.0)	(11.9)
Restructuring costs (Note 17)	—	(5.5)	(10.6)
Goodwill impairment (Note 9)	—	(825.8)	—
Equity in income of unconsolidated joint ventures	107.6	132.2	70.3

Operating income (loss)	685.9	(223.4)	544.4
Interest income (expense)	(70.7)	(22.1)	(30.6)
Other income (expenses)	0.5	—	—

Income (loss) before income taxes	615.7	(245.5)	513.8
Income tax expense	(189.9)	(91.8)	(127.6)

Net income (loss) including noncontrolling interests	425.8	(337.3)	386.2
Noncontrolling interests in income of consolidated subsidiaries	(115.2)	(128.5)	(98.3)

Net income (loss) attributable to URS	$310.6	$(465.8)	$287.9

Earnings (loss) per share (Note 3):
Basic	$4.18	$(6.03)	$3.56

Diluted	$4.17	$(6.03)	$3.54

Weighted-average shares outstanding (Note 3):
Basic	74.3	77.3	81.0

Diluted	74.5	77.3	81.3

Cash dividends declared per share (Note 15)	$0.80	$—	$—

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Year Ended
	December 28,	December 30,	December 31,
	2012	2011	2010
Comprehensive income (loss):
Net income (loss) including noncontrolling interests	$425.8	$(337.3)	$386.2
Pension and post-retirement related adjustments, net of tax	(26.6)	(62.7)	(0.7)
Foreign currency translation adjustments, net of tax	24.8	(11.2)	8.8
Loss on derivative instruments, net of tax	(0.6)	—	—
Unrealized gain on interest rate swap, net of tax	—	—	4.2

Comprehensive income (loss)	423.4	(411.2)	398.5
Noncontrolling interests in comprehensive income of consolidated subsidiaries	(115.2)	(128.5)	(98.3)

Comprehensive income (loss) attributable to URS	$308.2	$(539.7)	$300.2

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In millions)

					Accumulated
				Additional	Other		Total URS
	Common Stock		Treasury	Paid-in	Comprehensive	Retained	Stockholders’	Noncontrolling	Total
	Shares	Amount	Stock	Capital	Income (Loss)	Earnings	Equity	Interests	Equity

Balances, January 1, 2010	84.0	$0.9	$(83.8)	$2,884.9	$(49.2)	$1,153.1	$3,905.9	$44.6	$3,950.5
Employee stock purchases and exercises of stock options	0.3	—	—	11.3	—	—	11.3	—	11.3
Stock repurchased in connection with exercises of stock options and vesting of restricted stock awards	(0.3)	—	—	(17.1)	—	—	(17.1)	—	(17.1)
Stock-based compensation	0.9	—	—	44.0	—	—	44.0	—	44.0
Excess tax benefits from stock-based compensation	—	—	—	1.2	—	—	1.2	—	1.2
Foreign currency translation adjustments	—	—	—	—	8.8	—	8.8	—	8.8
Pension and post-retirement related adjustments, net of tax	—	—	—	—	(0.7)	—	(0.7)	—	(0.7)
Interest rate swap, net of tax	—	—	—	—	4.2	—	4.2	—	4.2
Repurchases of common stock	(3.0)	—	(128.3)	—	—	—	(128.3)	—	(128.3)
Newly consolidated joint ventures	—	—	—	—	—	—	—	41.0	41.0
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(107.2)	(107.2)
Contributions and advances from noncontrolling interests	—	—	—	—	—	—	—	7.6	7.6
Other transactions with noncontrolling interests	—	—	—	—	—	—	—	(0.5)	(0.5)
Net income including noncontrolling interests	—	—	—	—	—	287.9	287.9	98.3	386.2

Balances, December 31, 2010	81.9	$0.9	$(212.1)	$2,924.3	$(36.9)	$1,441.0	$4,117.2	$83.8	$4,201.0

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Continued)

(In millions)

					Accumulated
				Additional	Other		Total URS
	Common Stock		Treasury	Paid-in	Comprehensive	Retained	Stockholders’	Noncontrolling	Total
	Shares	Amount	Stock	Capital	Income (Loss)	Earnings	Equity	Interests	Equity

Balances, December 31, 2010	81.9	$0.9	$(212.1)	$2,924.3	$(36.9)	$1,441.0	$4,117.2	$83.8	$4,201.0
Employee stock purchases and exercises of stock options	0.3	—	—	11.7	—	—	11.7	—	11.7
Stock repurchased in connection with exercises of stock options and vesting of restricted stock awards	(0.3)	—	—	(15.3)	—	—	(15.3)	—	(15.3)
Stock-based compensation	0.8	—	—	45.3	—	—	45.3	—	45.3
Excess tax benefits from stock-based compensation	—	—	—	0.8	—	—	0.8	—	0.8
Foreign currency translation adjustments	—	—	—	—	(11.2)	—	(11.2)	—	(11.2)
Pension and post-retirement related adjustments, net of tax	—	—	—	—	(62.7)	—	(62.7)	—	(62.7)
Repurchases of common stock	(6.0)	—	(242.8)	—	—	—	(242.8)	—	(242.8)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(111.7)	(111.7)
Contributions and advances from noncontrolling interests	—	—	—	—	—	—	—	6.9	6.9
Other transactions with noncontrolling interests	—	—	—	—	—	—	—	(0.3)	(0.3)
Net income (loss) including noncontrolling interests	—	—	—	—	—	(465.8)	(465.8)	128.5	(337.3)

Balances, December 30, 2011	76.7	$0.9	$(454.9)	$2,966.8	$(110.8)	$975.2	$3,377.2	$107.2	$3,484.4

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Continued)

(In millions)

					Accumulated
				Additional	Other		Total URS
	Common Stock		Treasury	Paid-in	Comprehensive	Retained	Stockholders’	Noncontrolling	Total
	Shares	Amount	Stock	Capital	Income (Loss)	Earnings	Equity	Interests	Equity

Balances, December 30, 2011	76.7	$0.9	$(454.9)	$2,966.8	$(110.8)	$975.2	$3,377.2	$107.2	$3,484.4
Employee stock purchases and exercises of stock options	0.3	—	—	8.9	—	—	8.9	—	8.9
Stock repurchased in connection with exercises of stock options and vesting of restricted stock awards	(0.4)	—	—	(15.5)	—	—	(15.5)	—	(15.5)
Stock-based compensation	1.2	—	—	43.6	—	—	43.6	—	43.6
Excess tax benefits from stock-based compensation	—	—	—	0.1	—	—	0.1	—	0.1
Foreign currency translation adjustments	—	—	—	—	24.8	—	24.8	—	24.8
Pension and post-retirement related adjustments, net of tax	—	—	—	—	(26.6)	—	(26.6)	—	(26.6)
Loss on derivative instruments, net of tax	—	—	—	—	(0.6)	—	(0.6)	—	(0.6)
Repurchases of common stock	(1.0)	—	(40.0)	—	—	—	(40.0)	—	(40.0)
Cash dividends declared	—	—	—	—	—	(61.4)	(61.4)	—	(61.4)
Noncontrolling interests from an acquisition	—	—	—	—	—	—	—	2.0	2.0
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(83.8)	(83.8)
Contributions and advances from noncontrolling interests	—	—	—	—	—	—	—	1.2	1.2
Other transactions with noncontrolling interests	—	—	—	—	—	—	—	0.1	0.1
Net income including noncontrolling interests	—	—	—	—	—	310.6	310.6	115.2	425.8

Balances, December 28, 2012	76.8	$0.9	$(494.9)	$3,003.9	$(113.2)	$1,224.4	$3,621.1	$141.9	$3,763.0

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended
	December 28,	December 30,	December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$425.8	$(337.3)	$386.2

Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	132.4	82.1	84.3
Amortization of intangible assets	101.2	60.6	49.2
Amortization of debt issuance costs	2.6	5.8	9.2
Foreign currency gains related to foreign currency derivatives and intercompany loans	(0.5)	—	—
Restructuring costs	—	3.3	10.6
Normal profit	(5.7)	(2.7)	1.2
Goodwill impairment	—	825.8	—
Loss on extinguishment of debt	—	2.9	—
Provision for doubtful accounts	6.6	2.8	6.7
Gain on disposal of property and equipment	(3.4)	(8.9)	—
Deferred income taxes	(16.6)	(23.3)	10.9
Stock-based compensation	43.6	45.3	44.0
Excess tax benefits from stock-based compensation	(0.1)	(0.8)	(1.2)
Equity in income of unconsolidated joint ventures	(107.6)	(132.2)	(70.3)
Dividends received from unconsolidated joint ventures	88.7	107.3	92.5
Changes in operating assets, liabilities and other, net of effects of business acquisitions:
Accounts receivable and costs and accrued earnings in excess of billings on contracts	(98.8)	7.8	(14.0)
Inventory	7.0	(11.9)	1.1
Other current assets	(30.4)	(7.1)	28.7
Collections from (advances to) unconsolidated joint ventures	3.4	(0.2)	(1.7)
Accounts payable, accrued salaries and employee benefits, and other current liabilities	(13.6)	(43.0)	(67.6)
Billings in excess of costs and accrued earnings on contracts	(23.2)	19.2	(30.2)
Other long-term liabilities	(10.6)	13.0	22.5
Other long-term assets	(70.6)	(102.6)	(35.7)

Total adjustments and changes	4.4	843.2	140.2

Net cash from operating activities	430.2	505.9	526.4

Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	(1,345.7)	(282.1)	(291.7)
Changes in cash related to consolidation and/or deconsolidation of joint ventures	—	—	20.7
Proceeds from disposal of property and equipment	25.3	14.1	8.3
Payments in settlement of foreign currency forward contract	(1,260.6)	—	—
Receipts in settlement of foreign currency forward contract	1,260.3	—	—
Investments in unconsolidated joint ventures	(4.4)	(19.6)	(6.0)
Changes in restricted cash	3.9	7.0	(16.1)
Capital expenditures, less equipment purchased through capital leases and equipment notes	(125.4)	(67.5)	(45.2)
Maturity of short-term investments	—	—	30.2

Net cash from investing activities	(1,446.6)	(348.1)	(299.8)

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In millions)

	Year Ended
	December 28,	December 30,	December 31,
	2012	2011	2010
Cash flows from financing activities:
Borrowings from long-term debt	998.9	700.0	—
Payments on long-term debt	(38.0)	(632.6)	(159.6)
Borrowings from revolving line of credit	661.6	138.6	—
Payments on revolving line of credit	(583.6)	(115.7)	—
Net payments under foreign lines of credit and short-term notes	(20.5)	(16.4)	(7.6)
Net change in overdrafts	54.5	(18.0)	14.4
Payments on capital lease obligations	(14.6)	(10.9)	(7.5)
Payments of debt issuance costs	(8.8)	(3.9)	—
Excess tax benefits from stock-based compensation	0.1	0.8	1.2
Proceeds from employee stock purchases and exercises of stock options	8.9	11.7	11.3
Distributions to noncontrolling interests	(83.8)	(111.7)	(107.2)
Contributions and advances from noncontrolling interests	2.3	6.6	8.2
Dividends paid	(44.7)	—	—
Repurchases of common stock	(40.0)	(242.8)	(128.3)

Net cash from financing activities	892.3	(294.3)	(375.1)

Net change in cash and cash equivalents	(124.1)	(136.5)	(148.5)
Effect of foreign exchange rate changes on cash and cash equivalents	2.6	(1.3)	1.2
Cash and cash equivalents at beginning of period	436.0	573.8	721.1

Cash and cash equivalents at end of period	$314.5	$436.0	$573.8

Supplemental information:
Interest paid	$64.5	$15.2	$24.0

Taxes paid	$150.6	$177.3	$79.3

Supplemental schedule of non-cash investing and financing activities:
Loan Notes issued and consideration for vested shares exercisable in connection with an acquisition	$—	$—	$30.9

Equipment acquired with capital lease obligations and equipment note obligations	$27.9	$14.2	$12.9

Purchase price adjustment and contingent consideration payable under acquisitions	$—	$7.9	$—

Cash dividends declared but not paid	$16.7	$—	$—

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	BUSINESS, BASIS OF PRESENTATION, AND ACCOUNTING POLICIES

Overview

The terms “we,” “us,” and “our” used in these financial statements refer to URS Corporation and its consolidated subsidiaries unless otherwise indicated. We are a leading international provider of engineering, construction and technical services. We offer a broad range of program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to public agencies and private sector clients around the world. We also are a United States (“U.S.”) federal government contractor in the areas of systems engineering and technical assistance, operations and maintenance, and information technology (“IT”) services. Headquartered in San Francisco, we have more than 54,000 employees in a global network of offices and contract-specific job sites in more than 50 countries as of January 25, 2013. We operate through four reporting segments: the Infrastructure & Environment Division, the Federal Services Division, the Energy & Construction Division and the Oil & Gas Division.

Our fiscal year is the 52/53-week period ending on the Friday closest to December 31.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the financial position, results of operations and cash flows of URS Corporation and our majority-owned subsidiaries and joint ventures that are required to be consolidated.

We completed the acquisitions of Flint Energy Services Ltd. (“Flint”), Apptis Holdings, Inc. (“Apptis”), and Scott Wilson Group plc. (“Scott Wilson”) on May 14, 2012, June 1, 2011, and September 10, 2010, respectively. The operations of Flint became our Oil & Gas Division. The operating results of Flint, Apptis, and Scott Wilson from their acquisition dates through December 28, 2012 were included in our consolidated financial statements under the Oil & Gas, Federal Services, and Infrastructure & Environment Divisions, respectively.

Investments in unconsolidated joint ventures are accounted for using the equity method and are included as investments in and advances to unconsolidated joint ventures on our Consolidated Balance Sheets. All significant intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of our consolidated financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on information that is currently available. Changes in facts and circumstances may cause us to revise our estimates.

Consolidation of Variable Interest Entities

We participate in joint ventures, which include partnerships and partially-owned limited liability companies, to bid, negotiate and complete specific projects. We are required to consolidate these joint ventures if we hold the majority voting interest or if we meet the criteria under the variable interest model as described below.

A variable interest entity (“VIE”) is an entity with one or more of the following characteristics (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support; (b) as a group, the holders of the equity investment at risk lack the ability to make certain decisions, the obligation to absorb expected losses or the right to receive expected residual returns, or (c) an equity investor has voting rights that are disproportionate to its economic interest and substantially all of the entity’s activities are on behalf of the investor.

Our VIEs may be funded through contributions, loans and/or advances from the joint venture partners or by advances and/or letters of credit provided by our clients. Our VIEs may be directly governed, managed, operated

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(Continued)

and administered by the joint venture partners. Others have no employees and, although these entities own and hold the contracts with the clients, the services required by the contracts are typically performed by the joint venture partners or by other subcontractors.

If we are determined to be the primary beneficiary of the VIE, we are required to consolidate it. We are considered to be the primary beneficiary if we have the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. In determining whether we are the primary beneficiary, we take into consideration the following:

•	Identifying the significant activities and the parties that have the power to direct them;

•	Reviewing the governing board composition and participation ratio;

•	Determining the equity, profit and loss ratio;

•	Determining the management-sharing ratio;

•	Reviewing employment terms, including which joint venture partner provides the project manager; and

•	Reviewing the funding and operating agreements.

Examples of significant activities include the following:

•	Engineering services;

•	Procurement services;

•	Construction;

•	Construction management; and

•	Operations and maintenance services.

Based on the above, if we determine that the power to direct the significant activities is shared by two or more joint venture parties, then there is no primary beneficiary and no party consolidates the VIE. In making the shared-power determination, we analyze the key contractual terms, governance, related party and de facto agency as they are defined in the accounting standard, and other arrangements to determine if the shared power exists.

As required by the accounting standard, we perform a quarterly re-assessment to determine whether we are the primary beneficiary. This evaluation may result in consolidation of a previously unconsolidated joint venture or in deconsolidation of a previously consolidated joint venture. See Note 6, “Joint Ventures,” for further information on our VIEs.

Revenue Recognition

We recognize revenues from engineering, construction and construction-related contracts using the percentage-of-completion method as project progress occurs. Service-related contracts, including operations and maintenance services and a variety of technical assistance services, are accounted for using the proportionate performance method as project progress occurs.

Percentage of Completion. Under the percentage-of-completion method, revenue is recognized as contract performance progresses. We estimate the progress towards completion to determine the amount of revenue and profit to recognize. We generally utilize a cost-to-cost approach in applying the percentage-of-completion method, where revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. Costs are generally determined from actual hours of labor effort expended at per-hour labor rates calculated using a labor dollar multiplier that includes direct labor costs and allocable overhead costs. Direct non-labor costs are charged as incurred plus any mark-up permitted under the contract.

Under the percentage-of-completion method, recognition of profit is dependent upon the accuracy of a variety of estimates, including engineering progress, materials quantities, and achievement of milestones, incentives,

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penalty provisions, labor productivity, cost estimates and others. Such estimates are based on various professional judgments we make with respect to those factors and are subject to change as the project proceeds and new information becomes available.

Proportional Performance. Our service contracts, primarily performed by our Federal Services Division, are accounted for using the proportional performance method, under which revenue is recognized in proportion to the number of service activities performed, in proportion to the direct costs of performing the service activities, or evenly across the period of performance depending upon the nature of the services provided.

Revenues from all contracts may vary based on the actual number of labor hours worked and other actual contract costs incurred. If actual labor hours and other contract costs exceed the original estimate agreed to by our client, we generally obtain a change order, contract modification or successfully prevail in a claim in order to receive and recognize additional revenues relating to the additional costs (see “Change Orders and Claims” below).

If estimated total costs on any contract indicate a loss, we charge the entire estimated loss to operations in the period the loss becomes known. The cumulative effect of revisions to revenue, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims, anticipated losses, and others are recorded in the accounting period in which the events indicating a loss or change in estimates are known and the loss can be reasonably estimated. Such revisions could occur at any time and the effects may be material.

We have a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenue and contract completion costs on our long-term engineering and construction contracts. However, due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates.

Change Orders and Claims. Change orders and/or claims occur when changes are experienced once contract performance is underway, and may arise under any of the contract types described below.

Change orders are modifications of an original contract that effectively change the existing provisions of the contract without adding new scope or terms. Change orders may include changes in specifications or designs, manner of performance, facilities, equipment, materials, sites and period of completion of the work. Either we or our clients may initiate change orders. Client agreement as to the terms of change orders is, in many cases, reached prior to work commencing; however, sometimes circumstances require that work progress without obtaining client agreement. Costs related to change orders are recognized as incurred. Revenues attributable to change orders that are unapproved as to price or scope are recognized to the extent that costs have been incurred if the amounts can be reliably estimated and their realization is probable. Revenues in excess of the costs attributable to change orders that are unapproved as to price or scope are recognized only when realization is assured beyond a reasonable doubt. Change orders that are unapproved as to both price and scope are evaluated as claims.

Claims are amounts in excess of agreed contract prices that we seek to collect from our clients or others for customer-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. Claims are included in total estimated contract revenues when the contract or other evidence provides a legal basis for the claim, when the additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of the deficiencies in the contract performance, when the costs associated with the claim are identifiable, and when the evidence supporting the claim is objective and verifiable. Revenue on claims is recognized only to the extent that contract costs related to the claims have been incurred and when it is probable that the claim will result in a bona fide addition to contract value which can be reliably estimated. No profit is recognized on claims until final settlement occurs. As a result, costs may be recognized in one period while revenues may be recognized when client agreement is obtained or claims resolution occurs, which can be in subsequent periods.

“At-risk” and “Agency” Contracts. The amount of revenues we recognize also depends on whether the contract or project represents an at-risk or an agency relationship between the client and us. Determination of the relationship is based on characteristics of the contract or the relationship with the client. For at-risk relationships where we act as the principal to the transaction, the revenue and the costs of materials, services, payroll, benefits, and other costs are recognized at gross amounts. For agency relationships, where we act as an agent for our client,

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(Continued)

only the fee revenue is recognized, meaning that direct project costs and the related reimbursement from the client are netted. Revenues from agency contracts and collaborative arrangements were not a material part of revenues for any period presented.

In classifying contracts or projects as either at-risk or agency, we consider the following primary characteristics to be indicative of at-risk relationships: (i) we acquire the related goods and services using our procurement resources, (ii) we assume the risk of loss under the contract and (iii) we are responsible for insurance coverage, employee-related liabilities and the performance of subcontractors.

We consider the following primary characteristics to be indicative of agency relationships: (i) our client owns the work facilities utilized under the contract, (ii) we act as a procurement agent for goods and services acquired with client funds, (iii) our client is invoiced for our fees, (iv) our client is exposed to the risk of loss and maintains insurance coverage, and (v) our client is responsible for employee-related benefit plan liabilities and any remaining liabilities at the end of the contract.

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Contract Types

Our contract types include cost-plus, target-price, fixed-price, and time-and-materials contracts. Revenue recognition is determined based on the nature of the service provided, irrespective of the contract type, with engineering, construction and construction-related contracts accounted for under the percentage-of-completion method and service-related contracts accounted for under the proportional performance method.

Cost-Plus Contracts. We enter into four major types of cost-plus contracts. Revenue for the majority of our cost-plus contracts is recognized using the percentage-of-completion method:

Cost-Plus Fixed Fee. Under cost-plus fixed fee contracts, we charge our clients for our costs, including both direct and indirect costs, plus a fixed negotiated fee.

Cost-Plus Fixed Rate. Under our cost-plus fixed rate contracts, we charge clients for our direct costs plus negotiated rates based on our indirect costs.

Cost-Plus Award Fee. Some cost-plus contracts provide for award fees or penalties based on performance criteria in lieu of a fixed fee or fixed rate. Other contracts include a base fee component plus a performance-based award fee. In addition, we may share award fees with subcontractors and/or our employees. We accrue fee sharing as related award fee revenue is earned. We take into consideration the award fee or penalty on contracts when estimating revenues and profit rates, and we record revenues related to the award fees when there is sufficient information to assess anticipated contract performance. On contracts that represent higher than normal risk or technical difficulty, we defer all award fees until an award fee letter is received. Once an award fee letter is received, the estimated or accrued fees are adjusted to the actual award amount.

Cost-Plus Incentive Fee. Some of our cost-plus contracts provide for incentive fees based on performance against contractual milestones. The amount of the incentive fees varies, depending on whether we achieve above-, at- or below-target results. We recognize incentive fees revenues as milestones are achieved, assuming that we will achieve at-target results, unless our estimates indicate our cost at completion to be significantly above or below target.

Target-Price Contracts. Under our target-price contracts, project costs are reimbursable. Our fee is established against a target budget that is subject to changes in project circumstances and scope. Should the project costs exceed the target budget within the agreed-upon scope, we generally degrade a portion of our fee or profit to mitigate the excess cost; however, the customer reimburses us for the costs that we incur if costs continue to escalate beyond our expected fee. If the project costs are less than the target budget, we generally recover a portion of the project cost savings as additional fee or profit. We recognize revenues on target-price contracts using the percentage-of-completion method.

Fixed-Price Contracts. We enter into two major types of fixed-price contracts:

Firm Fixed-Price (“FFP”). Under FFP contracts, our clients pay us an agreed fixed-amount negotiated in advance for a specified scope of work. We generally recognize revenues on FFP contracts using the percentage-of-completion method. If the nature or circumstances of the contract prevent us from preparing a reliable estimate at completion, we will delay profit recognition until adequate information about the contract’s progress becomes available. Prior to completion, our recognized profit margins on any FFP contract depend on the accuracy of our estimates and will increase to the extent that our current estimates of aggregate actual costs are below amounts previously estimated. Conversely, if our current estimated costs exceed prior estimates, our profit margins will decrease and we may realize a loss on a project.

Fixed-Price Per Unit (“FPPU”). Under our FPPU contracts, clients pay us a set fee for each service or production transaction that we complete. We recognize revenues under FPPU contracts as we complete the related service or production transactions for our clients generally using the proportional performance method. Some of our FPPU contracts are subject to maximum contract values.

Time-and-Materials Contracts. Under our time-and-materials contracts, we negotiate hourly billing rates and charge our clients based on the actual time that we spend on a project. In addition, clients reimburse us for our actual out-of-pocket costs of materials and other direct incidental expenditures that we incur in connection with our performance under the contract. The majority of our time-and-material contracts are subject to maximum contract

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values and, accordingly, revenues under these contracts are generally recognized under the percentage-of-completion method. However, time-and-materials contracts that are service-related contracts are accounted for utilizing the proportional performance method. Revenues on contracts that are not subject to maximum contract values are recognized based on the actual number of hours we spend on the projects plus any actual out-of-pocket costs of materials and other direct incidental expenditures that we incur on the projects. Our time-and-materials contracts also generally include annual billing rate adjustment provisions.

Segmenting and Combining Contracts

Occasionally a contract may include several elements or phases, each of which was negotiated separately with our client and agreed to be performed without regard to the performance of others. We follow the criteria set forth in the accounting guidance when combining and segmenting contracts. When combining contracts, revenues and profits are earned and reported uniformly over the performance of the combined contracts. When segmenting contracts, we assign revenues and costs to the different elements or phases to achieve different rates of profitability based on the relative value of each element or phase to the estimated contract revenues. Values assigned to the segments are based on our normal historical prices and terms of such services to other clients. Also, a group of contracts may be so closely related that they are, in effect, part of a single project with an overall profit margin.

Accounts Receivable and Costs and Accrued Earnings in Excess of Billings on Contracts

Accounts receivable in the accompanying Consolidated Balance Sheets are primarily comprised of amounts billed to clients for services already provided, but which have not yet been collected. Occasionally, under the terms of specific contracts, we are permitted to submit invoices in advance of providing our services to our clients and, to the extent they have not been collected, these amounts are also included in accounts receivable.

Costs and accrued earnings in excess of billings on contracts (also referred to as “Unbilled Accounts Receivable”) in the accompanying Consolidated Balance Sheets represent unbilled amounts earned and reimbursable under contracts. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of milestones or completion of the project. Generally, such unbilled amounts will be billed and collected over the next twelve months.

Accounts receivable and costs and accrued earnings in excess of billings on contracts include certain amounts recognized related to unapproved change orders (amounts representing the value of proposed contract modifications, but which are unapproved as to either price or scope) and claims, (change orders that are unapproved as to both price and scope) that have not been collected and, in the case of balances included in costs and accrued earnings in excess of billings on contracts, may not be billable until an agreement or, in the case of claims, a settlement is reached. Most of those balances are not material and are typically resolved in the ordinary course of business.

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(Continued)

Billings in Excess of Costs and Accrued Earnings on Contracts

Billings in excess of costs and accrued earnings on contracts in the accompanying Consolidated Balance Sheets is comprised of cash collected from clients and billings to clients on contracts in advance of work performed, advance payments negotiated as a contract condition, estimated losses on uncompleted contracts, normal profit liabilities, project-related legal liabilities; and other project-related reserves. The majority of the unearned project-related costs will be earned over the next twelve months.

We record provisions for estimated losses on uncompleted contracts in the period in which such losses become probable. The cumulative effects of revisions to contract revenues and estimated completion costs are recorded in the accounting period in which the amounts become probable and can be reasonably estimated. These revisions can include such items as the effects of change orders and claims, warranty claims, liquidated damages or other contractual penalties, adjustments for audit findings on U.S. or other government contracts and contract closeout settlements.

Receivable Allowances

We reduce our accounts receivable and costs and accrued earnings in excess of billings on contracts by estimating an allowance for amounts that may become uncollectible or unrealizable in the future. We determine our estimated allowance for uncollectible amounts based on management’s judgments regarding our operating performance related to the adequacy of the services performed or products delivered, the status of change orders and claims, our experience settling change orders and claims and the financial condition of our clients, which may be dependent on the type of client and current economic conditions to which the client may be subject.

Classification of Current Assets and Liabilities

Our accounts receivable include retentions associated with long-term contracts, which are generally not billable until near or at the completion of the projects or milestones and/or delivery of services. For contracts with terms that exceed one year, retentions are generally billed beyond a year from the service date. Our Unbilled Accounts Receivable include amounts related to milestone payment clauses, which may provide for payments to be received beyond a year from the date the Unbilled Accounts Receivable are recognized. Unbilled Accounts Receivable related to performance-based incentives that we do not expect to bill within twelve months of the balance sheet date are included in “Other long-term assets.” Based on our historical experience, we generally consider the collection risk related to these amounts to be low. When events or conditions indicate that the amounts outstanding may become uncollectible, an allowance is estimated and recorded.

Subcontractor payables, subcontractor retentions, and billings in excess of costs and accrued earnings on contracts each contain amounts that, depending on contract performance, resolution of U.S. government contract audits, negotiations, change orders, claims or changes in facts and circumstances, may not require payment within one year.

Accounts receivable – retentions represent amounts billed to clients for services performed that, by the underlying contract terms, will not be paid until the projects meet contractual milestones, or are at or near completion. Correspondingly, subcontractors payable – retentions represent amounts billed to us by subcontractors for services performed that, by their underlying contract terms, do not require payment by us until the projects are at or near completion.

Accounts payable and subcontractors payable include our estimate of incurred but unbilled subcontractor costs.

Concentrations of Credit Risk

Our accounts receivable and costs and accrued earnings in excess of billings on contracts are potentially subject to concentrations of credit risk. Our credit risk on accounts receivable is limited due to the large number of contracts for clients that comprise our customer base and their dispersion across different business and geographic areas. We estimate and maintain an allowance for potential uncollectible accounts, and such estimates have historically been within management’s expectations. See Note 4, “Accounts Receivable and Costs and Accrued

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Earnings in Excess of Billings on Contracts” for more details. Our cash and cash equivalents are maintained in accounts held by major banks and financial institutions located primarily in North America, Europe and Asia Pacific.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with maturities of 90 days or less at the date of purchase and include interest-bearing bank deposits and money market funds. At December 28, 2012 and December 30, 2011, restricted cash balances were $17.1 million and $21.0 million, respectively. These amounts were included in “Other current assets” on our Consolidated Balance Sheets. For cash held by our consolidated joint ventures, see Note 6, “Joint Ventures.”

Derivative Instruments

We are exposed to the risk of changes in interest rates on our long-term debt. Sometimes, we manage this risk through the use of derivative instruments. All derivative financial instruments are recorded on the balance sheet at fair value. At dates entered into, the derivatives hedge the variability in cash flows received or paid in connection with a recorded asset or liability.

Changes in the fair value of cash flow hedges are recorded in other comprehensive income until earnings are affected by the variability of cash flows of the hedged transactions. We would discontinue hedge accounting prospectively when the derivatives are no longer effective in offsetting changes in cash flows of the hedged items, the derivatives are sold or terminated or it is no longer probable that the forecasted transactions will occur. Cash flows resulting from derivatives that are accounted for as hedges may be classified in the same category as the cash flows from the items being hedged.

We use derivative instruments only for risk management purposes and not for speculation or trading. The amount, maturity, and other specifics of the hedge, if any, are determined by the specific derivative instrument. If a derivative contract is entered into, we either determine that it is an economic hedge or we designate the derivative as a cash flow or fair value hedge. We formally document all relationships between hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking various hedged transactions. For those derivatives designated as cash flow or fair value hedges, we formally assess, both at the derivatives’ inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the hedged items. The ineffective portion of hedging transactions is recognized in current income.

Fair Value Measurement

We determine the fair values of our financial instruments, including debt instruments and pension and post-retirement plan assets based on inputs or assumptions that market participants would use in pricing an asset or a liability. We categorize our instruments using a valuation hierarchy for disclosure of the inputs used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument; Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. The classification of a financial asset or liability within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The recorded values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair values based on their short-term nature.

Our long-term debt includes both floating-rate and fixed rate instruments. See Note 11, “Fair Value of Debt Instruments and Derivative Instruments,” for additional disclosure.

Our fair value measurement methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Although we believe our valuation methods are appropriate and consistent with those used by other market participants, the use of different methodologies or assumptions to determine fair value could result in a different fair value measurement at the reporting date.

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Inventory

Inventory is stated at cost (first-in, first-out or average cost), but not in excess of net realizable value. Net realizable value represents the estimated selling price for inventory less the estimated costs of completion and the estimated costs associated with the sale. The cost of inventory includes expenditures incurred in acquiring the inventory, production or conversion costs, and other costs incurred in bringing the inventory items to their existing location and condition. For fabricated inventory and work in progress, cost includes overhead allocated based on normal operating capacity. A write down for excess or inactive inventory is recorded based upon an analysis that considers current inventory levels, historical usage patterns, future sales expectations and salvage value. See Note 5, “Inventory,” for additional disclosure.

Property and Equipment

Property and equipment are stated at cost. In the year assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts and any gain or loss on disposal is reflected in the Consolidated Statement of Operations. Depreciation is provided on the straight-line and the declining methods using estimated useful lives less residual value. Leasehold improvements are amortized over the length of the lease or estimated useful life, whichever is less. We capitalize our repairs- and maintenance-related costs that extend the estimated useful lives of property and equipment; otherwise, repairs- and maintenance-related costs are expensed. Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, we compare the carrying value to the fair value, which is measured using the prices in active markets for similar assets, and recognize the difference as an impairment loss. See Note 7, “Property and Equipment,” for additional disclosure.

Internal-Use Computer Software

We expense or capitalize costs associated with the development of internal-use software as follows:

Preliminary Project Stage: Both internal and external costs incurred during this stage are expensed as incurred.

Application Development Stage: Both internal and external costs incurred to purchase and develop computer software are capitalized after the preliminary project stage is completed and management authorizes the computer software project. However, training costs and the process of data conversion from the old system to the new system, which includes purging or cleansing of existing data, reconciliation or balancing of old data to the converted data in the new system, are expensed as incurred.

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Post-Implementation/Operation Stage: All training costs and maintenance costs incurred during this stage are expensed as incurred.

Costs of upgrades and enhancements are capitalized if the expenditures will result in adding functionality to the software. Capitalized software costs are depreciated using the straight-line method over the estimated useful life of the related software, which may be up to ten years.

Goodwill and Intangible Assets

We amortize our intangible assets based on the period over which the contractual or economic benefits of the intangible assets are expected to be realized. We assess our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of an intangible asset may not be recoverable. Examples of such events are i) significant adverse changes in its market value, useful life, physical condition, or in the business climate that could affect its value; ii) a current-period operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of the intangible asset; or iii) a current expectation that, more likely than not, the intangible asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. We assess our goodwill for impairment at least annually as of the end of the first month following our September reporting period or whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

We believe the methodology that we use to review impairment of goodwill, which includes a significant amount of judgment and estimates, provides us with a reasonable basis to determine whether impairment has occurred. However, many of the factors employed in determining whether our goodwill is impaired are outside of our control and it is reasonably likely that assumptions and estimates will change in future periods. These changes could result in future impairments.

Goodwill impairment reviews involve a two-step process. The first step is a comparison of each reporting unit’s fair value to its carrying value. We estimate fair value using discounted cash flow analyses, referred to as the income approach. The income approach uses a reporting unit’s projection of estimated cash flows and discounts those back to the present using a weighted-average cost of capital that reflects current market conditions. To arrive at our cash flow projections, we consider estimates of economic and market activity over a projection period of ten years, management’s expectations of growth rates in revenues, costs, estimates of future expected changes in operating margins and capital expenditures. Other significant estimates and assumptions include long-term growth rates and changes in future working capital requirements.

We also consider indications obtained from the market approach. We applied market multiples derived from stock market prices of companies that are engaged in the same or similar lines of business as our reporting units and that are actively traded on a free and open market, or applied market multiples derived from transactions of significant interests in companies engaged in the same or similar lines of business as our reporting units, to the corresponding measure of financial performance for our reporting units produces estimates of value at the noncontrolling marketable level.

In reaching our final estimate of value, we considered the fair values derived from using both the income and market approaches. We gave primary weight to the income approach because it was deemed to be the most applicable.

When performing our impairment analysis, we also reconcile the sum of the fair values of our reporting units with our market capitalization to determine if the sum reasonably reconciles with the external market indicators. If our reconciliation indicates a significant difference between our external market capitalization and the sum of the fair values of our reporting units, we review and adjust the assumptions employed in our analysis, and examine if the implied control premium is reasonable in light of current market conditions.

If the carrying value of the reporting unit is higher than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment. The amount of impairment

URS CORPORATION AND SUBSIDIARIES

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(Continued)

is determined by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of the goodwill calculated in the same manner as if the reporting unit were being acquired in a business combination. If the implied fair value of goodwill is less than the recorded goodwill, we would record an impairment charge for the difference.

There are several instances that may cause us to further test our goodwill for impairment between the annual testing periods including: (i) continued deterioration of market and economic conditions that may adversely impact our ability to meet our projected results; (ii) declines in our stock price caused by continued volatility in the financial markets that may result in increases in our weighted-average cost of capital or other inputs to our goodwill assessment; and (iii) the occurrence of events that may reduce the fair value of a reporting unit below its carrying amount, such as the sale of a significant portion of one or more of our reporting units.

If our goodwill were impaired, we would be required to record a non-cash charge that could have a material adverse effect on our consolidated financial statements.

See Note 9, “Goodwill and Intangible Assets,” for more disclosure about our test for goodwill impairment.

Self-insurance Reserves

Self-insurance reserves represent reserves established as a result of insurance programs under which we self-insure portions of our business risks. We carry substantial premium-paid, traditional risk transfer insurance for our various business risks; however, we self-insure and establish reserves for the retentions on workers’ compensation insurance, general liability, automobile liability, and professional errors and omissions liability.

Foreign Currency Translation

We determine the functional currency of our international operating entities based upon the currency of the primary environment in which they operate. Where the functional currency is not the U.S. dollar, translation of assets and liabilities to U.S. dollars is based on exchange rates at the balance sheet date. Translation of revenue and expenses to U.S. dollars is based on the average rate during the period. Foreign currency differences arising from transactions denominated in currencies other than the functional currency, such as selling services or purchasing materials, results in transaction gains or losses, and are generally included in results of operations.

Foreign currency differences arising from the translation of intercompany loans from a foreign currency into the functional currency of an entity, which are of a long-term investment nature (that is, settlement is not planned or anticipated in the foreseeable future) are recorded in “Accumulated other comprehensive income (loss)” on our Consolidated Balance Sheets. Foreign currency differences arising from the translation of other intercompany loans are recorded in “Other income (expense)” on our Consolidated Statements of Operations.

Income Taxes

We use the asset and liability approach for financial accounting and reporting for income taxes. We file income, franchise, gross receipts and similar tax returns in many jurisdictions. Our tax returns are subject to audit by the Internal Revenue Service, most states in the U.S., and by various government agencies representing many jurisdictions outside the U.S. We estimate and provide for additional income taxes that may be assessed by the various taxing authorities. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the amount of tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period. See Note 13, “Income Taxes,” for additional disclosure.

Valuation allowances based on our judgments and estimates are established when necessary to reduce deferred tax assets to the amount expected to be realized and based on expected future operating results and available tax alternatives. Our estimates are based on facts and circumstances in existence as well as interpretations of existing tax regulations and laws applied to the facts and circumstances. Management believes that realization of deferred tax assets in excess of the valuation allowance is more likely than not.

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(Continued)

Pension Plans and Post-retirement Benefits

We account for our defined benefit pension plans and post-retirement benefits using actuarial valuations that are based on assumptions, including discount rates, long-term rates of return on plan assets, and rates of change in participant compensation levels. We evaluate the funded status of each of our defined benefit pension plans and post-retirement benefit plans using these assumptions, consider applicable regulatory requirements, tax deductibility, reporting considerations and other relevant factors, and thereby, determine the appropriate funding level for each period. The discount rate used to calculate the present value of the pension and post-retirement benefit obligations is assessed at least annually. The discount rate represents the rate inherent in the price at which the plans’ obligations are intended to be settled at the measurement date. See Note 14, “Employee Retirement and Post-Retirement Benefit Plans,” for additional disclosure.

Noncontrolling interests

Noncontrolling interests represent the equity investments of the minority owners in our joint ventures and other subsidiary entities that we consolidate in our financial statements.

Business Combinations

We account for business combinations under the purchase accounting method. The cost of an acquired company is assigned to the tangible and intangible assets purchased and the liabilities assumed on the basis of their fair values at the date of acquisition. The determination of fair values of assets and liabilities acquired requires us to make estimates and use valuation techniques when market value is not readily available. Any excess of purchase price over the fair value of net tangible and intangible assets acquired is allocated to goodwill. The transaction costs associated with business combinations are expensed as they are incurred. See Note 8, “Acquisitions,” for more information.

Reclassifications

We made reclassifications to the prior year’s financial statements to conform them to the current period’s presentation. These reclassifications have no effect on our consolidated net assets or net cash flows. In particular, we reclassified from “Costs and accrued earnings in excess of billings on contracts” to “Other long-term assets” those unbilled receivables related to performance-based incentives that we do not expect to bill within twelve months of the balance sheet date.

NOTE 2.	ADOPTED AND OTHER RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

An accounting standard update related to goodwill impairment testing was issued. The update provides companies with the option to proceed directly to the first step of the two-step goodwill impairment test or perform a qualitative assessment to first assess whether the fair value of a reporting unit is less than its carrying amount, referred to as “step zero.” If an entity determines it is more likely than not that the fair value of the reporting unit is more than its carrying amount, then performing the two-step impairment test is unnecessary. The standard became effective for us beginning with our first interim period of fiscal year 2012. The adoption of the standard did not have a material impact on our consolidated financial statements.

An accounting standard related to the presentation of other comprehensive income was issued to increase the prominence of items reported in other comprehensive income. One portion of the standard requires, among other disclosures, the components of net income and the components of other comprehensive income to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This portion of the standard was effective for us beginning with our first interim period of fiscal year 2012. However, because we have historically presented the components of net income and the components of other comprehensive income in two separate but consecutive statements, the adoption of this standard did not have a material impact on our consolidated financial statements.

An amendment to the remaining portion of this standard was recently issued. It requires public entities to provide information about amounts reclassified out of accumulated other comprehensive income by component. In

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(Continued)

addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income and, in some cases, cross-references to related footnote disclosures. This portion of the standard is effective for us beginning our first interim period in fiscal year 2013. We currently do not expect that the adoption of this portion of the standard will have a material impact on our consolidated financial statements.

An accounting standard update regarding fair value measurement was issued to conform the definition of fair value and common requirements for measurement of and disclosure about fair value under U.S. generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards. The standard also clarifies the application of existing fair value measurement requirements and expands the disclosure requirements for fair value measurements that are estimated using significant unobservable Level 3 inputs. The standard update was effective for us beginning with our first interim period of fiscal year 2012. The adoption of this standard did not have a material impact on our consolidated financial statements.

An accounting standard update was issued related to new disclosures on offsetting assets and liabilities of financial and derivative instruments. The amendments require the disclosure of gross asset and liability amounts, amounts offset on the balance sheet and amounts subject to the offsetting requirements, but not offset on the balance sheet. This standard does not amend the existing guidance on when it is appropriate to offset. An amendment to this standard was subsequently issued to clarify the intended scope of the disclosures. It applies to derivatives, repurchase agreements, and securities lending transactions that are either offset in accordance with Topic 815, Derivatives and Hedging or subject to an enforceable master netting arrangement or similar agreement. The amended standard update is effective for us beginning with our first interim period in fiscal year 2013. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

NOTE 3.	EARNINGS PER SHARE

In our computation of diluted earnings per share (“EPS”), we exclude the potential shares related to stock options that are issued and unexercised where the exercise price exceeds the average market price of our common stock during the period. We also exclude nonvested restricted stock awards and units that have an anti-dilutive effect on EPS or that currently have not met performance conditions.

The following table summarizes the components of weighted-average common shares outstanding for both basic and diluted EPS:

	Year Ended
	December 28,	December 30,	December 31,
(In millions)	2012	2011	2010

Weighted-average common stock shares outstanding (1)	74.3	77.3	81.0
Effect of dilutive stock options, restricted stock awards and units and employee stock purchase plan shares (2)	0.2	—	0.3

Weighted-average common stock outstanding – Diluted	74.5	77.3	81.3

(1)	Weighted-average shares of common stock outstanding is net of treasury stock.
(2)	No dilution was applied to our basic weighted-average shares outstanding for the year ended December 30, 2011 due to a goodwill impairment charge that resulted in a net loss for the year.

	December 28,	December 30,	December 31,
(In millions)	2012	2011	2010
Anti-dilutive equity awards not included above	1.1	1.0	0.9

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(Continued)

NOTE 4.	ACCOUNTS RECEIVABLE AND COSTS AND ACCRUED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS

The following table summarizes the components of our accounts receivable and Unbilled Accounts Receivable with the U.S. federal government and with other customers as of December 28, 2012 and December 30, 2011:

	December 28,	December 30,
(In millions)	2012	2011
Accounts receivable:
U.S. federal government	$376.2	$391.2
Others	1,178.6	723.5

Total accounts receivable	$1,554.8	$1,114.7

Unbilled Accounts Receivable:
U.S. federal government	$892.7	$758.8
Others	756.5	558.2

Total	1,649.2	1,317.0
Less: Amounts included in Other long-term assets	(264.9)	(185.0)

Unbilled Accounts Receivable	$1,384.3	$1,132.0

As of December 28, 2012 and December 30, 2011, $264.9 million and $185.0 million, respectively, of Unbilled Accounts Receivable are not expected to become billable within twelve months of the balance sheet date and, as a result, are included as a component of “Other long-term assets.”

As of December 28, 2012 and December 30, 2011, we had financing receivables with contractual terms in excess of one year of $121.4 million and $78.1 million, respectively.

NOTE 5.	INVENTORY

The table below presents the components of inventory:

	December 28,	December 30,
(In millions)	2012	2011
Raw materials	$14.2	$2.7
Work in progress	9.8	16.8
Finished goods	24.9	—
Supplies	12.6	—

Total	$61.5	$19.5

NOTE 6.	JOINT VENTURES

The following are examples of activities currently being performed by our significant consolidated and unconsolidated joint ventures:

•	Engineering, procurement and construction of a concrete dam;

•	Liquid waste management services, including the decontamination of a former nuclear fuel reprocessing facility and nuclear hazardous waste processing;

•	Management of ongoing tank cleanup effort, including retrieving, treating, storing and disposing of nuclear waste that is stored at tank farms;

•	Management and operation services, including commercial operations, decontamination, decommissioning, and waste management of a nuclear facility in the United Kingdom (“U.K.”); and

•	Operations, maintenance, asset management services to the Canadian energy sector.

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(Continued)

In accordance with the current consolidation standard, we analyzed all of our joint ventures and classified them into two groups:

•	Joint ventures that must be consolidated because they are either not VIEs and we hold the majority voting interest, or because they are VIEs of which we are the primary beneficiary; and

•	Joint ventures that do not need to be consolidated because they are either not VIEs and we do not hold a majority voting interest, or because they are VIEs of which we are not the primary beneficiary.

We perform a quarterly review of our joint ventures to determine whether there were any changes in the status of the VIEs or changes to the primary beneficiary designation of each VIE. We determined that no such changes occurred during the year ended December 28, 2012.

In the table below, we have aggregated financial information relating to our VIEs because their nature and risk and reward characteristics are similar. None of our current joint ventures that meets the characteristics of a VIE is individually significant to our consolidated financial statements.

Consolidated Joint Ventures

The following table presents the total assets and liabilities of our consolidated joint ventures:

	December 28,	December 30,
(In millions)	2012	2011
Cash and cash equivalents	$80.1	$91.4
Net accounts receivable	282.2	246.8
Other current assets	2.9	1.5
Noncurrent assets	143.3	103.4

Total assets	$508.5	$443.1

Accounts and subcontractors payable	$185.0	$151.9
Billings in excess of costs and accrued earnings on contracts	8.7	35.2
Accrued expenses and other	40.0	30.6
Noncurrent liabilities	22.7	15.2

Total liabilities	256.4	232.9

Total URS equity	110.2	103.0
Noncontrolling interests	141.9	107.2

Total owners’ equity	252.1	210.2

Total liabilities and owners’ equity	$508.5	$443.1

Total revenues of the consolidated joint ventures were $1.6 billion, $1.7 billion, and $1.7 billion for the years ended December 28, 2012, December 30, 2011, and December 31, 2010, respectively.

The assets of our consolidated joint ventures are restricted for use only by the particular joint venture and are not available for our general operations.

Unconsolidated Joint Ventures

We use the equity method of accounting for our unconsolidated joint ventures. Under the equity method, we recognize our proportionate share of the net earnings of these joint ventures as a single line item under “Equity in income of unconsolidated joint ventures” in our Consolidated Statements of Operations.

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(Continued)

The table below presents financial information, derived from the most recent financial statements provided to us, in aggregate, for our unconsolidated joint ventures:

(In millions)	Unconsolidated VIEs
December 28, 2012
Current assets	$594.1
Noncurrent assets	$23.8
Current liabilities	$372.5
Noncurrent liabilities	$7.8

December 30, 2011
Current assets	$457.6
Noncurrent assets	$8.8
Current liabilities	$288.1
Noncurrent liabilities	$0.1

For the year ended December 28, 2012 (1)
Revenues	$1,662.2
Cost of revenues	$(1,440.6)
Income from continuing operations before tax	$221.6
Net income	$206.0

For the year ended December 30, 2011 (1, 2)
Revenues	$1,498.0
Cost of revenues	$(1,201.5)
Income from continuing operations before tax	$296.5
Net income	$274.7

For the year ended December 31, 2010 (1, 2)
Revenues	$1,409.7
Cost of revenues	$(1,225.2)
Income from continuing operations before tax	$184.5
Net income	$169.6

(1)

Income from unconsolidated U.S. joint ventures is generally not taxable in most tax jurisdictions in the U.S. The tax expenses on our other unconsolidated joint ventures are primarily related to foreign taxes.

(2)

In October 2010, we received notice of a ruling on the priority of claims against a bankrupt client made by one of our unconsolidated joint ventures related to the SR-125 road project in California. The judge ruled against our joint venture’s position, finding that its mechanic’s lien did not have priority over the senior lenders. As a result of the court’s decision, we recorded a pre-tax non-cash asset impairment charge of $25.0 million for the year ended December 31, 2010. During the second quarter of 2011, we recognized a $9.5 million favorable claim settlement on this project.

For the years ended December 28, 2012, December 30, 2011, and December 31, 2010, we received $88.7 million, $107.3 million, and $92.5 million, respectively, of distributions from unconsolidated joint ventures.

Maximum Exposure to Loss

In addition to potential losses arising out of the carrying values of the assets and liabilities of our unconsolidated joint ventures, our maximum exposure to loss also includes performance assurances and guarantees we sometimes provide to clients on behalf of joint ventures that we do not directly control. We enter into these guarantees primarily to support the contractual obligations associated with the joint ventures’ projects. The potential payment amount of an outstanding performance guarantee is typically the remaining cost of work to be performed by or on behalf of third parties under engineering and construction contracts. However, the nature of these costs are such that we are not able to estimate amounts that may be required to be paid in excess of estimated costs to complete contracts and, accordingly, the exposure to loss as a result of these performance guarantees cannot be calculated.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 7.	PROPERTY AND EQUIPMENT

Our property and equipment consisted of the following:

	December 28,	December 30,
(In millions)	2012	2011
Construction and mining equipment	$266.4	$95.3
Computer software	219.5	186.3
Computer hardware	198.2	186.8
Vehicles and automotive equipment	172.2	7.7
Leasehold improvements	130.1	109.0
Land and buildings	114.1	9.2
Furniture and fixtures	97.7	91.5
Other equipment	72.4	70.8
Construction in progress	15.6	0.2

	1,286.2	756.8
Accumulated depreciation and amortization	(598.7)	(487.4)

Property and equipment at cost, net (1)	$687.5	$269.4

(1)

The unamortized computer software costs were $71.1 million and $60.8 million, respectively, as of December 28, 2012 and December 30, 2011. The increase in property and equipment from December 30, 2011 to December 28, 2012 was due primarily to the assets acquired as part of the Flint acquisition on May 14, 2012.

Property and equipment was depreciated by using the following estimated useful lives:

Estimated Useful Lives
Computer software and hardware and other equipment	3 – 10 years
Vehicles and automotive equipment	3 – 12 years
Construction and mining equipment	3 – 15 years
Furniture and fixtures	3 – 10 years
Leasehold improvements (1)	1 – 20 years
Buildings	10 – 45 years

(1)	Leasehold improvements are amortized over the length of the lease or estimated useful life, whichever is less.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 8.	ACQUISITIONS

Flint Acquisition

On May 14, 2012, we acquired the outstanding common shares of Flint for C$25.00 per share in cash, or C$1.24 billion (US$1.24 billion based on the exchange rate on the date of acquisition) and paid $110.3 million of Flint’s debt prior to the closing of the transaction in exchange for a promissory note from Flint. On the date of acquisition, Flint had outstanding Canadian senior notes with a face value of C$175.0 million (US$175.0 million), in addition to $31.6 million of other indebtedness. Flint provides construction and maintenance services to clients in the oil and gas industry. This acquisition expanded our presence in the oil and gas market sector, most notably in the North American unconventional oil and gas segments of this market. Flint joined URS as our new Oil & Gas Division and, at the date of acquisition, had approximately 11,000 employees with a network of approximately 80 office locations in North America. Our condensed consolidated financial statements include the operating results of Flint after the date of acquisition, which are included as the results of our Oil & Gas Division.

The following table presents a preliminary allocation of Flint’s identifiable assets acquired and liabilities assumed based on the estimates of their fair values as of the acquisition date. These estimates are subject to revision, which may result in adjustments to the values presented below. We expect to finalize these amounts within 12 months from the acquisition date. We do not expect any adjustments to be material.

Preliminary allocation of purchase price:

(In millions)
Identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	$4
Trade and other receivables	544
Inventory	61
Other current assets	32
Investments in and advances to unconsolidated joint ventures	147
Property and equipment	420
Other long-term assets	10
Identifiable intangible assets:
Customer relationships, contracts and backlog	159
Trade names	94
Other	13

Total amount allocated to identifiable intangible assets	266
Current liabilities	(244)
Net deferred tax liabilities	(77)
Long-term debt	(236)
Other long-term liabilities	(31)

Total identifiable net assets acquired	896
Goodwill	456

Total purchase price	$1,352

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(Continued)

Intangible assets. Intangible assets include customer relationships, contracts and backlog, trade name and other intangible assets associated with the Flint acquisition. For the year ended December 28, 2012, we recorded $34.1 million of amortization of intangible assets.

Customer relationships represent existing contracts and the underlying customer relationships and backlog. Customer relationships have estimated useful lives ranging from one to 13 years and are amortized based on the period over which the economic benefits of the intangible assets are expected to be realized.

Trade names represent the fair values of the acquired trade names and trademarks. The estimated useful lives of the trade names are 40 years. Other intangible assets represent the fair values of the existing non-compete agreements, supply contract agreement, and patents, which have estimated useful lives ranging from one to 13 years. We amortize the fair values of these intangible assets based on the period over which the economic benefits of the intangible assets are expected to be realized.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. The factors that contributed to the recognition of goodwill from the acquisition of Flint include acquiring a workforce with capabilities in the Oil & Gas market and cost savings opportunities. This acquisition generated $456 million of goodwill, which is included in our Oil & Gas Division. None of the total acquired goodwill is expected to be tax deductible.

Investments in and advances to unconsolidated joint ventures. As a result of the Flint acquisition, we hold a 50% voting and economic interest in a joint venture which provides operations, maintenance, asset management and project management services to the Canadian energy sector. The fair value of our investment in this joint venture at the acquisition date was higher than the underlying equity interest. This difference of $128.5 million includes $38.0 million representing intangible assets, and the remaining amount representing goodwill. The intangible assets are being amortized, as a reduction to earnings against the equity in income of this unconsolidated joint venture, over a period ranging from three to 40 years. For the year ended December 28, 2012, amortization of these intangible assets was $5.9 million.

Acquisition-related expenses. In connection with the acquisition of Flint, we recognized $16.1 million for the year ended December 28, 2012 in “Acquisition-related expenses” on our Consolidated Statements of Operations.

The acquisition-related expenses consisted of investment banking, legal, tax and accounting fees, and other external costs directly related to the acquisition.

Flint’s revenues and operating income included in the Consolidated Statement of Operations for the year ended December 28, 2012 from the May 14, 2012 acquisition date to the end of the year amounted to $1.5 billion and $61.2 million, respectively.

Pro forma results. The unaudited financial information in the table below summarizes the combined results of the operations of URS Corporation and Flint for the years ended December 28, 2012 and December 30, 2011, on a pro forma basis, as though the companies had been combined as of January 1, 2011, the beginning of the first period presented. The pro forma financial information includes the accounting effects of the business combination, including adjustments to the amortization of intangible assets, depreciation of property, plant and equipment, interest expense, adjustments to conform to U.S. GAAP, new compensation agreements, and foreign currency gains or losses arising from internal financing arrangements. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at January 1, 2011 nor should it be taken as indicative of our future consolidated results of operations.

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(Continued)

	Year Ended
(In millions, except per share data)	December 28, 2012	December 30, 2011

Revenues	$11,785.8	$11,128.7
Net income (loss) including noncontrolling interests	$409.1	$(429.8)
Net income (loss) attributable to URS	$292.9	$(558.3)
Basic EPS	$3.94	$(7.22)
Diluted EPS	$3.93	$(7.22)

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The table below shows the material pre-tax, nonrecurring adjustment in the pro forma financial information for the years ended December 28, 2012 and December 30, 2011:

Pre-tax, nonrecurring adjustment (In millions)	Year Ended December 28, 2012	Year Ended December 30, 2011 (1)

Acquisition-related expenses	$27.7	$(27.5)

(1)

Included in the pro forma results for the year ended December 30, 2011 is a nonrecurring adjustment related to URS and Flint acquisition-related expenses. These expenses were included in the fiscal year 2011 pro forma results as if the acquisition occurred at the beginning of that fiscal year.

Apptis Acquisition

On June 1, 2011, we acquired Apptis, for a purchase price of approximately $283 million. Apptis provides IT services to the U.S. federal government. The addition of Apptis expands our capabilities in the federal IT market.

For fiscal year 2011, our consolidated financial statements include the operating results of Apptis, which are included under our Federal Services Division, from the date of acquisition through December 30, 2011. Pro forma results of Apptis have not been presented because the effect of this acquisition is not material to our consolidated financial results.

The following table presents allocations of Apptis’ identifiable assets acquired and liabilities assumed based on the estimate of its fair value as of the acquisition date:

Allocation of purchase price:

(In millions)	Apptis
Identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	$18
Trade and other receivables	60
Other current assets	8
Property and equipment	20
Other long-term assets	10
Identifiable intangible assets:
Customer relationships, contracts and backlog	60
Trade name and other	4

Total amount allocated to identifiable intangible assets	64
Current liabilities	(76)
Net deferred tax liabilities	(5)
Long-term liabilities	(16)

Total identifiable net assets acquired	83
Goodwill	200

Total purchase price	$283

Intangible assets. Intangible assets include customer relationships, contracts and backlog, trade name and other. Customer relationships represent existing contracts and the underlying customer relationships and backlog. We amortize the fair values of these assets based on the period over which the economic benefits of the intangible assets are expected to be realized. Trade name and other intangible assets are amortized using the straight-line method over their estimated useful lives.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets.

The factors that contributed to the recognition of goodwill from the acquisition of Apptis include acquiring a workforce with capabilities in the federal IT market and cost savings opportunities. This acquisition generated $200 million of goodwill, which is included in our Federal Services Division. Of the total acquired goodwill, approximately $64 million is expected to be tax deductible.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Acquisition-related expenses. In connection with this acquisition, we recognized $1.0 million of expenses for the year ended December 30, 2011, in “Acquisition-related expenses” on our Consolidated Statements of Operations. These expenses included legal fees, bank fees, consultation fees, travel expenses, and other miscellaneous direct and incremental administrative expenses associated with this acquisition.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 9.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The following tables present the changes in goodwill allocated to our reportable segments and reporting units from December 31, 2010 to December 28, 2012:

(In millions)	Goodwill Balance as of December 31, 2010	Acquisitions	Goodwill Impairment	Other Adjustments (1)	Goodwill Balance as of December 30, 2011

Infrastructure & Environment Operating Segment	$754.6	$12.2	$—	$(8.7)	$758.1

Federal Services Operating Segment	854.8	202.1	(348.3)	—	708.6

Within the Energy & Construction Operating Segment:
Global Management and Operations Services Group	565.4	—	(160.0)	—	405.4
Civil Construction & Mining Group	293.9	—	(81.6)	—	212.3
Industrial/Process Group	189.4	—	(71.4)	—	118.0
Power Group	735.1	—	(164.5)	—	570.6

Total Energy & Construction Operating Segment	1,783.8	—	(477.5)	—	1,306.3

Total	$3,393.2	$214.3	$(825.8)	$(8.7)	$2,773.0

(In millions)	Goodwill Balance as of December 30, 2011	Acquisitions	Goodwill Impairment	Other Adjustments (1)	Goodwill Balance as of December 28, 2012

Infrastructure & Environment Operating Segment	$758.1	$—	$—	$14.8	$772.9

Federal Services Operating Segment	708.6	—	—	1.7	710.3

Within the Energy & Construction Operating Segment:
Global Management and Operations Services Group	405.4	—	—	—	405.4
Civil Construction & Mining Group	212.3	—	—	—	212.3
Industrial/Process Group	118.0	—	—	—	118.0
Power Group	570.6	—	—	—	570.6

Total Energy & Construction Operating Segment	1,306.3	—	—	—	1,306.3

Oil & Gas Operating Segment	—	456.3	—	1.3	457.6

Total	$2,773.0	$456.3	$—	$17.8	$3,247.1

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

(1)

For the year ended December 30, 2011, “Other Adjustments” include an adjustment for the final allocation of our purchase price of Scott Wilson of $5.3 million, an adjustment resulting from the sale of a business of $2.2 million, and an adjustment for foreign currency translation of $1.2 million. For the year ended December 28, 2012, “Other adjustments” include an adjustment for foreign currency translation of $16.1 million, and an adjustment for the final allocation of our purchase price of Apptis of $1.7 million.

The net change in the carrying amount of goodwill for the year ended December 28, 2012 was primarily due to our acquisition of Flint. See Note 8, “Acquisitions,” for more information regarding our acquisition of Flint.

The net change in the carrying amount of goodwill for the year ended December 30, 2011 was primarily due to the following:

•	Our acquisitions of Apptis and two small engineering companies. See Note 8, “Acquisitions,” for more information regarding our acquisition of Apptis.

•	A goodwill impairment charge of $825.8 million for the year ended December 30, 2011. See “Goodwill Impairment Review” below for a more detailed discussion.

Goodwill Impairment Review

We have identified seven reporting units. In determining our reporting units, we considered (i) whether an operating segment or a component of an operating segment is a business, (ii) whether discrete financial information is available, (iii) whether the financial information is regularly reviewed by management of the operating segment, and (iv) how the operations are managed or how an acquired entity is integrated in the business operations. During our fiscal year 2012, we added a new division resulting from the acquisition of Flint and concluded that the following are our reporting units:

•	The Infrastructure & Environment Operating Segment (the “IE reporting unit”)

•	The Federal Services Operating Segment

•	Within the Energy & Construction Operating Segment:

•	Global Management and Operations Services Group

•	Civil Construction and Mining Group

•	Industrial/Process Group

•	Power Group

•	The Oil & Gas Operating Segment

The fair value measurements were calculated using unobservable inputs to our discounted cash flows, which are classified as Level 3 within the fair value hierarchy. To arrive at the cash flow projections used in the calculation of fair values for our goodwill impairment review, we use estimates of economic and market activity for the next ten years. The key assumptions we used to estimate the fair values of our reporting units are:

•	Revenue growth rates;

•	Operating margins;

•	Capital expenditure needs;

•	Working capital requirements;

•	Discount rates; and

•	Terminal value capitalization rate (“Capitalization Rate”)

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Of the key assumptions, the discount rates and the Capitalization Rate are market-driven. These rates are derived from the use of market data and employment of the weighted-average cost of capital. The company-dependent key assumptions are the revenue growth rates and the projected operating margins and are subject to much greater influence from our actions. The company-dependent key assumptions reflect the influence of other potential assumptions, since the assumptions we identified that affect the projected operating results would ultimately affect either the revenue growth or the profitability (operating margin) of the reporting unit. For example, any adjustment to contract volume and pricing would have a direct impact on revenue growth, and any adjustment to the reporting unit’s cost structure or operating leverage would have a direct impact on the profitability of the reporting unit. For the purpose of the income approach, we used discount rates that are commensurate with the risk and uncertainty inherent in the respective reporting units and in our internally-developed forecasts. Actual results may differ from those assumed in our forecasts and changes in assumptions or estimates could materially affect the determination of the fair value of a reporting unit, and therefore could affect the amount of potential impairment.

When performing our impairment analysis, we also reconcile the sum of the fair values of our reporting units with our market capitalization to determine if the sum reasonably reconciles with the external market indicators. If our reconciliation indicates a significant difference between our external market capitalization and the sum of the fair values of our reporting units, we review and adjust the assumptions employed in our analysis, and examine if the implied control premium is reasonable in light of current market conditions.

Inherent in our development of the present value of future cash flow projections are assumptions and estimates derived from a review of our expected revenue growth rates, profit margins, business plans, cost of capital and tax rates. We also make assumptions about future market conditions, market prices, interest rates, and changes in business strategies. Changes in our assumptions or estimates could materially affect the determination of the fair value of a reporting unit and, therefore, could eliminate the excess of fair value over the carrying value of a reporting unit entirely and, in some cases, could result in impairment. Such changes in assumptions could be caused by a loss of one or more significant contracts, reductions in government and/or private industry spending, including federal government sequestration, or a decline in the demand of our services due to changing economic conditions. Given the contractual nature of our business, if we are unable to win or renew contracts; unable to estimate and control our contract costs; fail to adequately perform to our clients’ expectations; fail to procure third-party subcontractors, heavy equipment and materials; or fail to adequately secure funding for our projects, our profits, revenues and growth over the long-term would decline and such a decline could significantly affect the fair value assessment of our reporting units and cause our goodwill to become impaired.

Goodwill was allocated to the reporting units based upon the respective fair values of the reporting units at the time of the various acquisitions that gave rise to the recognition of goodwill.

We perform our annual goodwill impairment review as of the end of the first month following our September reporting period and also perform interim impairment reviews if triggering events occur. Our 2012 annual review, performed as of October 26, 2012, did not indicate any further adjustment to our goodwill. No events or changes in circumstances have occurred that would indicate any additional impairment adjustment of goodwill since our annual testing date. We continue to monitor the recoverability of our goodwill.

During fiscal year 2011, our market capitalization was reduced due to the stock market volatility and declines in our stock price. For the year ended December 30, 2011, we recorded goodwill impairment charges in five of our reporting units totaling $825.8 million ($732.2 million after tax). There was no goodwill impairment for any of our reporting units during the years ended December 28, 2012 and December 31, 2010. These non-cash charges reduced goodwill recorded in connection with previous acquisitions and did not impact our overall business operations.

Declines in our stock price or in the values of other market participants in the construction and engineering industry, continued deterioration of market and economic conditions that may adversely impact our ability to meet our projected results, declines in our stock price caused by continued volatility in the financial markets that may result in increases in our weighted-average cost of capital or other inputs to our goodwill assessment, and the occurrence of events that may reduce the fair value of a reporting unit below its carrying amount, such as the sale of a significant portion of one or more of our reporting units could result in future impairment charges to our reporting units.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Our annual impairment test indicated that the fair values of the reporting units exceeded their carrying values, thereby resulting in no indication of impairment. All of our reporting units had fair values in excess of carrying values by more than 10% as follows:

(in millions)	Goodwill Balance as of December 28, 2012	Reporting Unit Fair Value	Reporting Unit Carrying Value	Percent Above Carrying Value

Infrastructure & Environment Operating Segment	$772.9	$1,512.0	$1,341.5	12.7%
Federal Services Operating Segment	710.3	1,218.0	1,017.0	19.8%
Within the Energy & Construction Operating Segment:
Global Management and Operations Services Group	405.4	834.0	677.0	23.2%
Civil Construction & Mining Group	212.3	356.0	267.9	32.9%
Industrial/Process Group	118.0	263.0	157.8	66.7%
Power Group	570.6	789.0	633.3	24.6%

Total Energy & Construction Operating Segment	1,306.3	2,242.0	1,736.0	29.1%

Oil & Gas Operating Segment	457.6	1,712.0	1,502.8	13.9%

Total	$3,247.1	$6,684.0	$5,597.3	19.4%

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Intangible Assets

Intangible assets are comprised of customer relationships, contracts, backlog, trade name, favorable leases and other. As of December 28, 2012 and December 30, 2011, the cost and accumulated amortization of our intangible assets were as follows:

(In millions)	Customer Relationships, Contracts, and Backlog	Trade Name	Favorable Leases and Other	Total

Balance as of December 31, 2010	$487.3	$24.9	$1.9	$514.1
Acquisitions	62.9	2.5	4.7	70.1
Amortization expense	(56.8)	(1.6)	(2.2)	(60.6)
Other additions and foreign currency translation	(2.3)	(0.2)	0.9	(1.6)

Balance as of December 30, 2011	491.1	25.6	5.3	522.0
Acquisitions	163.0	93.5	9.8	266.3
Amortization expense	(93.9)	(4.8)	(2.5)	(101.2)
Other additions and foreign currency translation	3.3	1.7	0.1	5.1

Balance as of December 28, 2012	$563.5	$116.0	$12.7	$692.2

Estimated useful lives	1 -16 years	1 - 40 years (1)	1 - 13 years

(1)

During the fourth quarter of 2011, we revised the estimated useful life of the Scott Wilson trade name from 25 years to 12 years because we decided to reduce the use of the trade name. The estimated useful life of the Flint trade name in the U.S. and Canada is 40 years.

Our amortization expense related to intangible assets was $101.2 million, $60.6 million, and $49.2 million, respectively, for the years ended December 28, 2012, December 30, 2011, and December 31, 2010.

The following table presents the estimated future amortization expense of intangible assets:

(In millions)	Customer Relationships, Contracts, and Backlog	Trade Name	Favorable Leases and Other	Total

2013	$101.3	$5.6	$1.8	$108.7
2014	89.2	4.6	1.5	95.3
2015	78.1	4.2	1.1	83.4
2016	72.7	4.3	1.1	78.1
2017	67.3	4.3	0.5	72.1
Thereafter	154.9	93.0	6.7	254.6

	$563.5	$116.0	$12.7	$692.2

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 10.	INDEBTEDNESS

Indebtedness consisted of the following:

	December 28,	December 30,
(In millions)	2012	2011
Term loan, net of debt issuance costs	$666.3	$695.1
3.85% Senior Notes (net of discount)	399.5	—
5.00% Senior Notes (net of discount)	599.5	—
7.50% Canadian Notes (including premium)	203.8	—
Revolving line of credit	100.5	23.0
Other indebtedness	94.7	80.4

Total indebtedness	2,064.3	798.5
Less:
Current portion of long-term debt	71.8	61.5

Long-term debt	$1,992.5	$737.0

2011 Credit Facility

As of December 28, 2012 and December 30, 2011, the outstanding balances of the term loan under our senior credit facility (“2011 Credit Facility”) were $670.0 million and $700.0 million, respectively. Loans outstanding under our 2011 Credit Facility bear interest, at our option, at the base rate or at the London Interbank Offered Rate (“LIBOR”) plus, in each case, an applicable per annum margin. The applicable margin is determined based on the better of our debt ratings or our leverage ratio in accordance with a pricing grid. The interest rate at which we normally borrow is comprised of LIBOR plus 150 basis points. As of December 28, 2012 and December 30, 2011, the interest rates applicable to the term loan were 1.71% and 1.80%, respectively.

Our 2011 Credit Facility will mature on October 19, 2016 and our first quarterly principal payment was due on December 28, 2012. We have an option to prepay the term loans at any time without penalty.

Under our 2011 Credit Facility, we are subject to financial covenants and other customary non-financial covenants. Our financial covenants include a maximum consolidated leverage ratio, which is calculated by dividing total debt by earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined below, and a minimum interest coverage ratio, which is calculated by dividing cash interest expense into EBITDA. Both calculations are based on the financial data of our most recent four fiscal quarters.

For purposes of our 2011 Credit Facility, consolidated EBITDA is defined as consolidated net income attributable to URS plus interest, depreciation and amortization expense, income tax expense, and other non-cash items (including impairments of goodwill or intangible assets). Consolidated EBITDA shall include pro-forma components of EBITDA attributable to any permitted acquisition consummated during the period of calculation.

Our 2011 Credit Facility contains restrictions, some of which apply only above specific thresholds, regarding indebtedness, liens, investments and acquisitions, contingent obligations, dividend payments, stock repurchases, asset sales, fundamental business changes, transactions with affiliates, and changes in fiscal year.

Our 2011 Credit Facility identifies various events of default and provides for acceleration of the obligations and exercise of other enforcement remedies upon default. Events of default include our failure to make payments under the credit facility; cross-defaults; a breach of financial, affirmative and negative covenants; a breach of representations and warranties; bankruptcy and other insolvency events; the existence of unsatisfied judgments and attachments; dissolution; other events relating to the Employee Retirement Income Security Act (“ERISA”); a change in control and invalidity of loan documents.

Our 2011 Credit Facility is guaranteed by all of our existing and future domestic subsidiaries that, on an individual basis, represent more than 10% of either our consolidated domestic assets or consolidated domestic revenues. If necessary, additional domestic subsidiaries will be included so that assets and revenues of subsidiary guarantors are equal at all times to at least 80% of our consolidated domestic assets and consolidated domestic revenues of our available domestic subsidiaries.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

We may use any future borrowings from our 2011 Credit Facility along with operating cash flows for general corporate purposes, including funding working capital, making capital expenditures, funding acquisitions, dividends and repurchasing our common stock.

We were in compliance with the covenants of our 2011 Credit Facility as of December 28, 2012.

Senior Notes and Canadian Notes

On March 15, 2012, we issued in a private placement $400.0 million aggregate principal amount of 3.85% Senior Notes due on April 1, 2017 and $600.0 million aggregate principal amount of 5.00% Senior Notes due on April 1, 2022 (collectively, the “Senior Notes”). As of December 28, 2012, the outstanding balance of the Senior Notes was $999.0 million, net of $1.0 million of discount.

Interest on the Senior Notes is payable semi-annually on April 1 and October 1 of each year beginning on October 1, 2012. The net proceeds of the Senior Notes were used to fund the acquisition of Flint. We may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a price equal to 100% of the principal amount, plus a “make-whole” premium and accrued and unpaid interest as described in the indenture. In addition, we may redeem all or a portion of the 5.00% Senior Notes at any time on or after the date that is three months prior to the maturity date of those 5.00% Senior Notes, at a redemption price equal to 100% of the principal amount of the 5.00% Senior Notes to be redeemed. We may also, at our option, redeem the Senior Notes, in whole, at 100% of the principal amount and accrued and unpaid interest upon the occurrence of certain events that result in an obligation to pay additional amounts as a result of certain specified changes in tax law described in the indenture. Additionally, if a change of control triggering event occurs, as defined by the terms of the indenture, we will be required to offer to purchase the Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of the purchase. We are generally not limited under the indenture governing the Senior Notes in our ability to incur additional indebtedness provided we are in compliance with certain restrictive covenants, including restrictions on liens and restrictions on sale and leaseback transactions, and merge or sell substantially all of our property and assets.

The Senior Notes are our general unsecured senior obligations and rank equally with our other existing and future unsecured senior indebtedness. The Senior Notes are fully and unconditionally guaranteed (the “Guarantees”) by each of our current and future domestic subsidiaries that are guarantors under our 2011 Credit Facility or that are wholly owned domestic obligors or wholly owned domestic guarantors, individually or collectively, under any future indebtedness of our subsidiaries in excess of $100.0 million (the “Guarantors”). The Guarantees are the Guarantors’ unsecured senior obligations and rank equally with the Guarantors’ other existing and future unsecured senior indebtedness.

In connection with the sale of the Senior Notes, we entered into a registration rights agreement under which we agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) offering to exchange any privately placed Senior Notes with substantially similar notes, except that the newly exchanged notes will be unrestricted and freely tradable securities. We also agreed to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC and complete the exchange offer no later than March 15, 2013. We do not expect to complete our exchange offer until after March 15, 2013. After that date, we will be required to pay additional interest up to a maximum of 50 basis points to the holders of the Senior Notes until the exchange offer is completed.

On May 14, 2012, we guaranteed Flint’s senior notes (the “Canadian Notes”) with an outstanding face value of C$175.0 million (US$175.0 million). The Canadian Notes mature on June 15, 2019 and bear interest at 7.5% per year, payable in equal installments semi-annually in arrears on June 15 and December 15 of each year. As of December 28, 2012, the outstanding balance of the Canadian Notes was $203.8 million, including $28.0 million of premium.

The Canadian Notes are Flint’s direct senior unsecured obligations and rank pari passu, subject to statutory preferred exceptions, with URS’ guarantee of that debt. Prior to June 15, 2014, we may redeem up to 35.0% of the

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

principal amount of the outstanding Canadian Notes with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 107.5% of the principal amount of the Canadian Notes, provided that at least 65.0% of the aggregate principal amount of the Canadian Notes remain outstanding. We may also redeem the Canadian Notes prior to June 15, 2015 at a redemption price equal to 100.0% of the principal amount of the Canadian Notes plus an applicable premium. We may also redeem the Canadian Notes on or after June 15, 2015 at a redemption price equal to 103.8% of the principal amount if redeemed in the twelve-month period beginning June 15, 2015; at a redemption price equal to 101.9% of the principal amount if redeemed in the twelve-month period beginning June 15, 2016 and at a redemption price equal to 100.0% of the principal amount if redeemed in the period beginning June 15, 2017 before maturity.

Upon the occurrence of a change in control, Canadian Notes holders have a right to require that their Notes be redeemed at a cash price equal to 101.0% of the principal amount of the Canadian Notes. Our acquisition of Flint constituted a change in control under the Canadian Note indenture and, as a result, the holders of the Canadian Notes had the right to require that their Notes be redeemed. The Canadian Notes also contain covenants limiting us and some of our subsidiaries’ ability to create liens and restricts them from amalgamating, consolidating or merging with or into or winding up or dissolving into another person or selling, leasing, transferring, conveying or otherwise disposing of or assigning all or substantially all of their assets. The Canadian Notes also contain covenants, which are suspended as long as the Canadian Notes have investment grade ratings, that would restrict us and some of our subsidiaries from making restricted payments, incurring indebtedness, selling assets and entering into transactions with affiliates. As of December 28, 2012, the Canadian Notes carried investment grade ratings.

We were in compliance with the covenants of our Senior Notes and Canadian Notes as of December 28, 2012.

Revolving Line of Credit

Our revolving line of credit is used to fund daily operating cash needs and to support our standby letters of credit. In the ordinary course of business, the use of our revolving line of credit is a function of collection and disbursement activities. Our daily cash needs generally follow a predictable pattern that parallels our payroll cycles, which dictate, as necessary, our short-term borrowing requirements.

We had outstanding debt balances of $100.5 million and $23.0 million on our revolving line of credit as of December 28, 2012 and December 30, 2011, respectively. As of December 28, 2012, we had issued $132.0 million of letters of credit, leaving $767.5 million available under our revolving credit facility.

Our revolving line of credit information was summarized as follows:

	Year Ended
	December 28,	December 30,	December 31,
(In millions, except percentages)	2012	2011	2010
Effective average interest rates paid on the revolving line of credit	1.9%	1.3%	3.0%
Average daily revolving line of credit balances	$139.5	$25.9	$0.3
Maximum amounts outstanding at any point during the year	$420.0	$104.6	$12.1

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Other Indebtedness

Notes payable, five year loan notes, and foreign credit lines. As of December 28, 2012 and December 30, 2011, we had outstanding amounts of $35.5 million and $53.1 million, respectively, in notes payable, five-year loan notes, and foreign lines of credit. The weighted-average interest rates of the notes were approximately 4.68% and 4.04% as of December 28, 2012 and December 30, 2011, respectively. Notes payable primarily include notes used to finance the purchase of office equipment, computer equipment and furniture.

As of December 28, 2012 and December 30, 2011, we maintained several credit lines with aggregate borrowing capacity of $50.8 million and $33.7 million, respectively, and had remaining borrowing capacity of $47.7 million and $23.2 million, respectively.

Capital Leases. As of December 28, 2012 and December 30, 2011, we had obligations under our capital leases of approximately $59.2 million and $27.3 million, respectively, consisting primarily of leases for office equipment, computer equipment and furniture.

Maturities

As of December 28, 2012, the amounts of our long-term debt outstanding (excluding capital leases) that mature in the next five years and thereafter were as follows:

(In millions)
Less than one year	$43.4
Second year	60.1
Third year	71.8
Fourth year	626.8
Fifth year	399.8
Thereafter	803.2

Total	$2,005.1

As of December 28, 2012, the amounts of capital leases that mature in the next five years and thereafter were as follows:

(In millions)	Capital Leases
Less than one year	$29.9
Second year	11.7
Third year	9.6
Fourth year	7.6
Fifth year	3.5

Total minimum lease payments	62.3
Less: amounts representing interest	3.1

Present value of net minimum lease payments	$59.2

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 11.	FAIR VALUE OF DEBT INSTRUMENTS AND DERIVATIVE INSTRUMENTS

2011 Credit Facility

As of December 28, 2012 and December 30, 2011, the estimated fair market values of the term loan under our 2011 Credit Facility were approximately $667.3 million and $697.4 million, respectively. The carrying value of this term loan on our Consolidated Balance Sheets as of December 28, 2012 and December 30, 2011 was $670.0 million and $700.0 million, respectively, excluding unamortized issuance costs. The fair value of our term loan was derived by taking the mid-point of the trading prices from an observable market input (Level 2) in the secondary loan market and multiplying it by the outstanding balance of our term loan.

Senior Notes and Canadian Notes

As of December 28, 2012, the estimated fair market value of the Senior Notes and Canadian Notes was approximately $1.2 billion and the carrying value of these notes on our Consolidated Balance Sheets was $1.2 billion, excluding unamortized discount. The fair value of the Senior Notes and Canadian Notes was derived by taking the mid-point of the trading prices from an observable market input (Level 2) in the secondary loan market and multiplying it by the outstanding balance of the notes.

Derivative Instruments

We use our derivative instruments as a risk management tool and not for trading or speculative purposes. The fair value of each derivative instruments is based on mark-to-market model measurements that are interpolated from observable market data, including spot and forward rates, as of December 28, 2012 and for the duration of each derivative’s terms. As of December 28, 2012, there were no derivative instruments outstanding.

Foreign Currency Exchange Contracts

We operate our business globally and our foreign subsidiaries conduct businesses in various foreign currencies. Therefore, we are subject to foreign currency risk. From time to time, we may purchase derivative financial instruments in the form of foreign currency exchange contracts to manage specific foreign currency exposures.

During March and April 2012, we entered into various foreign currency forward contracts with an aggregate notional amount of C$1.25 billion (equivalent to US$1.25 billion as of March 30, 2012) with maturity windows ranging from March 7, 2012 to May 31, 2012. The primary objective of the contracts was to manage our exposure to foreign currency transaction risk related to the funding of our acquisition of Flint in Canadian dollars. These contracts settled during the second quarter of 2012.

For the year ended December 28, 2012, we recorded a net loss of $0.3 million on our foreign currency forward contracts in “General and administrative expenses” on our Consolidated Statements of Operations. We also recorded foreign currency translation gains of $0.8 million on intercompany loans for the year ended December 28, 2012.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 12.	BILLINGS IN EXCESS OF COSTS AND ACCRUED EARNINGS ON CONTRACTS

The following table summarizes the components of billings in excess of costs and accrued earnings on contracts:

	December 28,	December 30,
(In millions)	2012	2011
Billings in excess of costs and accrued earnings on contracts	$211.7	$216.4
Project-related legal liabilities and other project-related reserves	55.2	38.0
Advance payments negotiated as a contract condition	9.8	24.6
Normal profit liabilities	4.8	12.7
Estimated losses on uncompleted contracts	7.6	19.1

Total	$289.1	$310.8

NOTE 13.	INCOME TAXES

The components of income tax expense were as follows:

	Year Ended
	December 28,	December 30,	December 31,
(In millions)	2012	2011	2010
Current:
Federal	$152.3	$78.3	$85.9
State and local	35.9	17.6	19.0
Foreign	18.3	19.2	11.8

Subtotal	206.5	115.1	116.7

Deferred:
Federal	(10.5)	(19.0)	8.5
State and local	1.0	(0.8)	3.9
Foreign	(7.1)	(3.5)	(1.5)

Subtotal	(16.6)	(23.3)	10.9

Total income tax expense	$189.9	$91.8	$127.6

The income before income taxes, by geographic area, was as follows:

	Year Ended
	December 28,	December 30,	December 31,
(In millions)	2012	2011	2010
Income (loss) before income taxes and noncontrolling interests:
United States	$534.9	$(316.2)	$430.9
International	80.8	70.7	82.9

Total income (loss) before income taxes and noncontrolling interests	$615.7	$(245.5)	$513.8

As of December 28, 2012, our federal net operating loss (“NOL”) carryovers were approximately $15.9 million. These federal NOL carryovers expire in years 2021 through 2025. In addition to the federal NOL carryovers, there are also state income tax NOL carryovers in various taxing jurisdictions of approximately $297.0 million. These state NOL carryovers expire in years 2013 through 2031. There are also foreign NOL carryovers in various jurisdictions of approximately $544.4 million. The majority of the foreign NOL carryovers have no expiration date. At December 28, 2012, the federal, state and foreign NOL carryovers resulted in a deferred tax asset of $132.2 million with a valuation allowance of $106.0 million established against this deferred tax asset.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

None of the remaining net deferred tax assets related to NOL carryovers is individually material and management believes that it is more likely than not they will be realized. Full recovery of our NOL carryovers will require that the appropriate legal entity generate taxable income in the future at least equal to the amount of the NOL carryovers within the applicable taxing jurisdiction.

As of December 28, 2012 and December 30, 2011, we have remaining tax-deductible goodwill of $223.2 million and $316.5 million, respectively, resulting from acquisitions. The amortization of this goodwill is deductible over various periods ranging up to 14 years. The tax deduction for goodwill for 2013 is expected to be approximately $85.5 million and is expected to be substantially lower beginning in 2015.

The significant components of our deferred tax assets and liabilities were as follows:

	Year Ended
	December 28,	December 30,	December 31,
(In millions)	2012	2011	2010
Current:
Receivable allowances	$6.7	$4.5	$6.1
Net operating losses	1.6	1.2	3.9
Estimated loss accruals	43.6	39.8	38.7
State income taxes	0.1	2.9	3.2
Payroll-related accruals	89.8	85.0	74.4
Self-insurance reserves	8.8	6.8	4.9
Unearned revenue	3.1	(2.0)	0.1
Deferred compensation and post-retirement benefit accruals	3.2	3.1	3.7
Other	4.2	2.0	1.4

Gross current deferred tax assets	161.1	143.3	136.4
Valuation allowance	(10.5)	(8.1)	(7.4)

Current deferred tax assets	150.6	135.2	129.0
Revenue on retained accounts receivable	(17.0)	(7.0)	(5.4)
Timing of income from partnerships and limited liability companies	(25.6)	(13.8)	8.2
Costs and accrued earnings in excess of billings on contracts	(35.1)	(40.7)	(37.4)
Prepaid expenses	(5.3)	(10.7)	(11.1)

Current deferred tax liabilities	(83.0)	(72.2)	(45.7)

Net current deferred tax assets	$67.6	$63.0	$83.3

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

	Year Ended
	December 28,	December 30,	December 31,
(In millions)	2012	2011	2010
Non-Current:
Deferred compensation and post-retirement benefit accruals	$144.6	$111.9	$104.0
Self-insurance reserves	29.4	33.5	35.0
Property, plant and equipment	2.0	9.2	3.3
Foreign tax credits	7.1	7.1	7.1
Income tax credits	8.0	3.4	3.2
Rental accruals	21.6	16.3	9.2
Net operating losses	130.6	107.2	108.0
Other reserves	18.8	14.7	25.3

Gross non-current deferred tax assets	362.1	303.3	295.1
Valuation allowance	(127.1)	(115.9)	(96.7)

Net non-current deferred tax assets	235.0	187.4	198.4

Goodwill and other intangibles	(348.1)	(273.0)	(343.6)
Foreign subsidiary outside basis difference	(2.0)	(0.7)	(0.3)
Domestic subsidiary outside basis difference	(144.8)	(144.8)	(145.5)
Market value adjustment on acquired assets	(4.4)	(4.4)	(4.4)
Property, plant and equipment	(64.0)	(41.0)	(31.5)

Non-current deferred tax liabilities	(563.3)	(463.9)	(525.3)

Net non-current deferred tax liabilities	$(328.3)	$(276.5)	$(326.9)

We have indefinitely reinvested $499.1 million of undistributed earnings of our foreign operations outside of our U.S. tax jurisdiction as of December 28, 2012. No deferred tax liability has been recognized for the remittance of such earnings to the U.S. since it is our intention to utilize these earnings in our foreign operations. The determination of the amount of deferred taxes on these earnings is not practicable since the computation would depend on a number of factors that cannot be known unless a decision is made to repatriate the earnings. Some of our foreign earnings are indefinitely reinvested between other foreign countries.

The difference between total tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes was as follows:

	Year Ended
	December 28, 2012		December 30, 2011		December 31, 2010
(In millions, except for percentages)	Amount	Tax Rate	Amount	Tax Rate	Amount	Tax Rate
U.S. statutory rate applied to income (loss) before taxes	$215.5	35.0%	$(85.9)	35.0%	$179.8	35.0%
State taxes, net of federal benefit	26.3	4.3%	11.2	(4.6%)	17.9	3.5%
Change in indefinite reinvestment assertion	—	—	—	—	(57.2)	(11.1%)
Adjustments to valuation allowances	4.0	0.6%	19.6	(8.0%)	14.6	2.8%
Adjustments related to changing foreign tax credits to deductions	—	—	—	—	12.6	2.5%
Foreign income taxed at rates other than 35%	(26.0)	(4.2%)	(28.2)	11.5%	(19.8)	(3.9%)
Goodwill impairment	—	—	207.1	(84.4%)	—	—
Exclusion of tax on noncontrolling interests	(29.9)	(4.9%)	(30.1)	12.3%	(23.7)	(4.6%)
Other adjustments	—	—	(1.9)	0.8%	3.4	0.6%

Total income tax expense	$189.9	30.8%	$91.8	(37.4%)	$127.6	24.8%

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The 37.4% negative effective tax rate for the year ended December 30, 2011 differs from the statutory rate of 35% primarily due to the goodwill impairment charge taken during the year, a substantial portion of which is not deductible for tax purposes.

The effective income tax rate for the year ended December 31, 2010 is less than the statutory rate of 35% primarily due to a change in our indefinite reinvestment assertion during the year. During our fiscal year 2010, we determined that our plans to expand our international presence would require that we indefinitely reinvest the earnings of all of our foreign subsidiaries offshore, which resulted in the reversal of the net U.S. deferred tax liability on the undistributed earnings of all foreign subsidiaries. This benefit increased net income attributable to URS by $42.1 million.

As of December 28, 2012, December 30, 2011 and December 31, 2010, we had $15.4 million, $16.7 million and $21.5 million of unrecognized tax benefits, respectively. Included in the balance of unrecognized tax benefits at the end of fiscal year 2012 were $11.4 million of tax benefits, which, if recognized, would affect our effective tax rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended
	December 28,	December 30,	December 31,
(In millions)	2012	2011	2010
Unrecognized tax benefits beginning balance	$16.7	$21.5	$25.2
Gross increase – tax positions in prior years	1.2	2.7	1.1
Gross decrease – tax positions in prior years	(1.2)	(3.6)	(1.5)
Gross increase – current period tax positions	1.2	—	1.4
Settlements	(0.2)	(0.2)	(0.2)
Lapse of statute of limitations	(2.4)	(3.7)	(5.3)
Unrecognized tax benefits acquired in current year	0.1	—	0.8

Unrecognized tax benefits ending balance	$15.4	$16.7	$21.5

We recognize accrued interest related to unrecognized tax benefits in interest expense and penalties as a component of tax expense. During the years ended December 28, 2012, December 30, 2011 and December 31, 2010, we recognized $(1.4) million, $(1.4) million and $1.5 million, respectively, in interest and penalties. We have accrued approximately $5.3 million, $6.7 million and $8.1 million in interest and penalties as of December 28, 2012, December 30, 2011 and December 31, 2010, respectively. With a few exceptions, in jurisdictions where our tax liability is immaterial, we are no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2008.

It is reasonably possible that unrecognized tax benefits will decrease up to $2.7 million within the next twelve months as a result of the settlement of tax audits. The timing and amounts of these audit settlements are uncertain, but we do not expect any of these settlements to have a significant impact on our financial position or results of operations.

NOTE 14.	EMPLOYEE RETIREMENT AND POST-RETIREMENT BENEFIT PLANS

Defined Contribution Plans

We made contributions of $91.0 million, $48.1 million and $83.0 million to our defined contribution plans during the years ended December 28, 2012, December 30, 2011, and December 31, 2010, respectively. Full- and part-time employees, and employees covered by collective bargaining agreements are generally able to participate in one of our defined contribution plans. Cash contributions to these defined contribution plans are based on either a percentage of employee contributions or on a specified amount per hour depending on the provisions of each plan. Effective January 1, 2011, the Washington Group International, Inc. (“WGI”) 401(k) Retirement Savings Plan (“the WGI 401(k) Plan”) and the Retirement Savings Plan for Field Operations were merged with and into the URS Corporation 401(k) Retirement Plan. Subsequently, the account balances of some participants were transferred into the URS Corporation 401(k) Retirement Plan for Specified Contract Employees. Under the WGI 401(k) Plan, we made bi-weekly employer contributions. Subsequent to the merger of the WGI 401(k) Plan, we make annual contributions, which generally occur in the first quarter after the year-end.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

In addition to the above, some of our foreign subsidiaries have contributory trustee retirement plans covering substantially all of their employees. Upon the acquisition of Flint, we began sponsoring Flint’s defined contribution plans. We made contributions to our foreign plans in the amounts of approximately $35.9 million, $20.2 million, and $13.1 million for the years ended December 28, 2012, December 30, 2011, and December 31, 2010, respectively.

Deferred Compensation Plans

We maintain various deferred compensation plans, including a restoration plan for some executives of the Energy & Construction Division. The URS E&C Holdings, Inc. Voluntary Deferred Compensation Plan allows for deferral of salary and incentive compensation. The URS E&C Holdings, Inc. Restoration Plan provides matching contributions on compensation not eligible for matching contributions under the URS Corporation, Inc. 401(k) Plan. As of December 28, 2012 and December 30, 2011, the accrued benefit amounts for our deferred compensation plans were $23.2 million and $21.6 million, respectively, and are included in “Other long-term liabilities” on our Consolidated Balance Sheets.

Defined Benefit Plans

We sponsor a number of pension and unfunded supplemental executive retirement plans, including the following significant plans.

We provide a defined benefit plan, the URS Federal Technical Services, Inc. Employees’ Retirement Plan, to cover some of the Federal Services Division’s hourly and salaried employees as well as our employees of a joint venture in which this business group participates. This pension plan provides retirement benefit payments for the life of participating retired employees. It was closed to new participants on June 30, 2003, but active participants continue to accrue benefits. All participants are fully vested in their benefits.

As part of our acquisition of Scott Wilson, we assumed two foreign defined benefit retirement plans: Scott Wilson Pension Scheme (“SWPS”) and Scott Wilson Railways Shared Cost Section of the Railways Pension Scheme (“RPS”). The SWPS is closed to new participants and was closed to future accruals on October 1, 2010. The RPS is closed to new participants other than those who have an indefeasible right to join under U.K. law.

As part of the WGI acquisition in 2007, we assumed various defined benefit pension plans and unfunded supplemental retirement plans, including the URS Government Services Group Pension Plan, the Washington Government Services Group Executive Pension Plan, the URS Safety Management Solutions Pension Plan, and others, which primarily cover groups of current and former employees of the Energy & Construction Division. No new employees will be eligible to participate in these plans. Accrued pension benefits for the qualified pension plans are based on pay and service through December 31, 2005. These plans were closed to future accruals after December 31, 2005.

We also provided a foreign defined benefit plan (“Final Salary Pension Fund”) in the U.K. The Final Salary Pension Fund provides retirement benefit payments for the life of participating retired employees and their spouses. In 2006, we made a decision pursuant to a formal curtailment plan to eliminate the accrual of defined benefits for all future benefits under the Final Salary Pension Fund. In 2011, this plan was merged into SWPS.

Consistent with foreign laws, we may also contribute funds into foreign government-managed accounts or insurance companies for our foreign employees.

Valuation

We measure our pension costs according to actuarial valuations and the projected unit credit method is used to determine pension costs for financial accounting purposes.

The discount rates for our defined benefit plans were derived using an actuarial “bond model.” The models for domestic and foreign plans assume that we purchase bonds with a credit rating of AA or better by Standard & Poor’s and Moody’s, respectively, at prices based on a current bond yield and bond quality. The model develops the yield on this portfolio of bonds as of the measurement date. The cash flows from the bonds selected for the portfolio generally match our expected benefit payments in future years.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

For our domestic plans, the Citigroup High Grade Credit Index (AAA/AA 10+ Year) or Citigroup Pension Discount Curve was used to determine the yield differential for cash flow streams from appropriate quality bonds as of the measurement date. For our foreign plans, the iBoxx GBP Corporate Bond Index (AA 15+ Year) was used to determine the yield differential for cash flow streams from appropriate quality bonds as of the measurement date.

The weighted average of the bond yields is determined based upon the estimated retirement payments in order to derive the discount rate used in calculating the present value of the pension plan obligations.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Our estimates of benefit obligations and assumptions used to measure those obligations for the defined benefit plans as of December 28, 2012 and December 30, 2011, were as follows:

	Domestic Plans		Foreign Plans
(In millions, except percentages)	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011
Change in benefit obligation:
Benefit obligation at beginning of year	$383.3	$350.2	$447.9	$418.6
Service cost	7.5	6.8	0.6	0.6
Interest cost	18.9	19.0	22.6	24.4
Employee contributions	—	—	0.4	0.5
Plan amendment	—	(1.1)	—	—
Benefits paid and expenses	(16.6)	(16.0)	(14.9)	(15.5)
Exchange rate changes	—	—	20.8	(3.9)
Actuarial (gain) loss	50.3	24.4	8.5	23.2

Benefit obligation at end of year	$443.4	$383.3	$485.9	$447.9

Change in plan assets:
Fair value of plan assets at beginning of year	$236.4	$205.4	$334.3	$345.8
Actual gain (loss) on plan assets	31.4	13.6	25.6	(2.5)
Employer contributions	18.4	28.5	9.7	7.7
Employer direct benefit payments	4.6	4.9	—	—
Employee contributions	—	—	0.4	0.5
Exchange rate changes	—	—	15.7	(1.7)
Benefits paid and expenses	(16.6)	(16.0)	(14.9)	(15.5)

Fair value of plan assets at end of year	$274.2	$236.4	$370.8	$334.3

Underfunded status reconciliation:
Underfunded status	$169.2	$146.9	$115.1	$113.6

Net amount recognized	$169.2	$146.9	$115.1	$113.6

Amounts recognized in our Consolidated Balance Sheets consist of:
Accrued benefit liability included in current liabilities	$5.1	$4.9	$—	$—
Accrued benefit liability included in other long-term liabilities	164.1	142.0	115.1	113.6

Net amount recognized	$169.2	$146.9	$115.1	$113.6

	Domestic Plans		Foreign Plans
(In millions, except percentages)	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011
Amounts recognized in accumulated other comprehensive income consist of:
Prior service income	$0.6	$3.6	$—	$—
Net gain (loss)	(140.5)	(113.6)	(41.6)	(34.8)

Net amount recognized	$(139.9)	$(110.0)	$(41.6)	$(34.8)

Additional information:
Accumulated benefit obligation	$437.6	$376.3	$470.7	$435.1
Weighted-average assumptions used to determine benefit obligations at year end:
Discount rate	4.02%	5.05%	4.80%	5.00%
Rate of compensation increase	4.50%	4.50%	2.80%	3.00%

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Net periodic pension costs and other comprehensive income included the following components for the years ended December 28, 2012, December 30, 2011, and December 31, 2010:

	Years Ended
	Domestic Plans			Foreign Plans
(In millions, except percentages)	December 28, 2012	December 30, 2011	December 31, 2010	December 28, 2012	December 30, 2011	December 31, 2010 (1)
Net periodic pension costs:
Service cost	$7.5	$6.8	$6.1	$0.6	$0.6	$0.3
Interest cost	18.9	19.0	18.5	22.6	24.4	7.7
Expected return on plan assets	(17.7)	(16.4)	(15.9)	(22.2)	(22.9)	(7.2)
Amortization of prior service cost	(3.0)	(3.2)	(3.2)	—	—	—
Recognized actuarial loss	9.8	7.4	3.7	—	—	0.1

Total net periodic pension costs	$15.5	$13.6	$9.2	$1.0	$2.1	$0.9

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Prior service cost	$—	$(1.1)	$—	$—	$—	$—
Net loss (gain)	36.7	27.3	22.5	5.1	48.6	(17.4)
Effect of exchange rate changes on amounts included in accumulated other comprehensive income	—	—	—	1.7	(1.9)	0.1
Amortization or curtailment recognition of prior service credit	3.0	3.2	3.2	—	—	—
Amortization or settlement recognition of net loss	(9.8)	(7.4)	(3.7)	—	—	(0.1)

Total recognized in other comprehensive loss (income)	$29.9	$22.0	$22.0	$6.8	$46.7	$(17.4)

Total recognized in net periodic pension costs and other comprehensive loss (income)	$45.4	$35.6	$31.2	$7.8	$48.8	$(16.5)

Weighted-average assumptions used to determine net periodic cost for years ended:
Discount rate	5.05%	5.55%	6.05%	5.00%	5.70%	5.45%
Rate of compensation increase	4.50%	4.50%	4.50%	3.00%	3.45%	3.45%
Expected long-term rate of return on plan assets	7.34%	7.44%	7.89%	7.00%	6.96%	6.67%

Measurement dates	12/30/2011	12/31/2010	1/1/2010	12/30/2011	12/31/2010	1/1/2010

(1)

Measurement date for the two Scott Wilson plans was September 10, 2010, the acquisition date. Net periodic pension costs and the amounts recognized in other comprehensive income (loss) for the Scott Wilson plans were partially included in the year ended December 31, 2010, as we completed the acquisition in September 2010.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Investment policies & strategies

Our investment policies and strategies are to seek a competitive rate of return relative to an appropriate level of risk depending on the funded status and obligations of each plan. The plans’ investment managers employ both active and passive investment management strategies with the goal of matching or outperforming the broad markets in which they invest. Our risk management practices include diversification across asset classes and investment styles and periodic rebalancing toward asset allocation targets. The target asset allocation selected for each domestic plan reflects a risk/return profile that we believe is appropriate relative to each plan’s liability structure and return goals. We conduct periodic asset-liability studies for domestic plan assets in order to model various potential asset allocations in comparison to each plan’s forecasted liabilities and liquidity needs. For the foreign plans, asset allocation decisions are generally made by an independent board of trustees, or similar governing body.

For our domestic and foreign plans, investment objectives are aligned to generate returns that will enable the plans to meet their future obligations.

The assumptions we use in determining the expected long-term rate of return on plan assets are based on an actuarial analysis. This analysis includes a review of anticipated future long-term performance of individual asset classes and consideration of the appropriate asset allocation strategy, given the anticipated requirements of the plan, to determine the average rate of earnings expected on the funds invested to provide for the pension plan benefits. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate.

Our weighted-average target asset allocation for the defined benefit plans is as follows:

	Current Target Asset Allocation
	Domestic Plans	Foreign Plans
Equity securities	50%	28%
Debt securities	50%	35%
Real estate	—	6%
Hedge fund	—	26%
Other	—	5%

Total	100%	100%

We expect to make cash contributions, including estimated employer-directed benefit payments, during 2013, of approximately $30.6 million to the domestic and foreign defined benefit plans.

As of December 28, 2012, the estimated portions of the net loss and the prior service credit in accumulated other comprehensive income that will be recognized as components of net periodic benefit cost over the next fiscal year are $15.5 million and $0.4 million, respectively. In addition, the estimated future benefit payments to be paid out in the next ten years under our defined benefit plans are as follows:

For the Fiscal Year:	Estimated Future Benefit Payments
(In millions)	Domestic Plans	Foreign Plans
2013	$20.1	$15.1
2014	37.0	15.4
2015	21.8	15.9
2016	22.4	16.3
2017	23.1	16.7
Next five fiscal years thereafter	123.5	90.4

Total	$247.9	$169.8

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Post-retirement Benefit Plans

We sponsor a number of retiree health and life insurance benefit plans (post-retirement benefit plans) for our Energy & Construction and Federal Services Divisions. Post-retirement benefit plans provide medical and life insurance benefits to employees who meet eligibility requirements. All of these benefits may be subject to deductibles, co-payment provisions, and other limitations. The post-retirement benefits provided under company-sponsored health care and life insurance plans of the Energy & Construction Division were frozen prior to the WGI acquisition. The Federal Services plan was closed to new participants in 2003. We have reserved the right to amend or terminate the post-retirement benefits currently provided under the plans and may increase retirees’ cash contributions at any time.

Valuation

Our measures of the accumulated benefit obligation and net periodic benefit costs reflect amounts associated with the Medicare subsidy. We measure our post-retirement benefit costs according to actuarial valuations and the projected unit credit method is used to determine post-retirement benefit costs for financial accounting purposes.

The discount rate was derived using a “bond model” and adjusted for the benefit duration for each plan. The Citigroup Pension Discount Curve was used to determine the yield differential for cash flow streams from appropriate quality bonds as of the measurement date. The yield differential was applied to the bond model rate to derive the discount rate.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Our estimates of aggregated benefit obligations and assumptions used to measure those obligations of the post-retirement benefit plans at December 28, 2012 and December 30, 2011 were as follows:

(In millions, except percentages)	December 28, 2012	December 30, 2011
Change in accumulated post-retirement benefit obligation:
Accumulated post-retirement benefit obligation at beginning of year	$41.9	$40.1
Service cost	0.2	0.1
Interest cost	1.9	2.0
Employee contributions	2.0	2.3
Benefits paid and expenses	(5.8)	(7.0)
Actuarial gain	3.4	4.4

Accumulated post-retirement benefit obligation at end of year	$43.6	$41.9

Change in plan assets:
Fair value of plan assets at beginning of year	$3.2	$3.6
Actual gain (loss) on plan assets	(0.2)	(0.4)
Employer contributions	—	0.5
Employer direct benefit payments	3.9	4.2
Employee contributions	2.0	2.3
Benefits paid and expenses	(5.8)	(7.0)

Fair value of plan assets at end of year	$3.1	$3.2

Funded status reconciliation:
Underfunded status	$40.5	$38.7

Net amount recognized	$40.5	$38.7

Amounts recognized in our Consolidated Balance Sheets consist of:
Accrued post-retirement benefit liability included in current liabilities	3.3	3.2
Accrued post-retirement benefit liability included in other long-term liabilities	37.2	35.5

Net amount recognized	$40.5	$38.7

Amounts recognized in accumulated other comprehensive income consist of:
Net gain (loss)	$(7.3)	$(4.1)

Net amount recognized	$(7.3)	$(4.1)

Weighted-average assumptions used to determine benefit obligations at year end:
Discount rate	3.48%	4.69%

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Net periodic post-retirement benefit costs and other comprehensive income included the following components for the years ended December 28, 2012, December 30, 2011, and December 31, 2010:

	Years Ended
(In millions, except percentages)	December 28, 2012	December 30, 2011	December 31, 2010
Net periodic post-retirement benefit costs:
Service cost	$0.2	$0.1	$0.1
Interest cost	1.9	2.0	2.2
Expected return on plan assets	(0.2)	(0.2)	(0.2)
Recognized actuarial loss (gain)	0.6	(0.1)	(0.2)

Total net periodic post-retirement benefit costs	$2.5	$1.8	$1.9

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net loss	$3.8	$5.0	$0.2
Amortization or settlement recognition of net (loss) gain	(0.6)	0.1	0.2

Total recognized in other comprehensive loss	$3.2	$5.1	$0.4

Total recognized in net periodic post-retirement benefit costs and other comprehensive loss	$5.7	$6.9	$2.3

Weighted-average assumptions used to determine net periodic cost for years ended:
Discount rate	4.69%	5.23%	5.72%
Expected long-term rate of return on plan assets	7.50%	7.50%	8.00%

Measurement dates	12/30/2011	12/31/2010	1/1/2010

	December 28, 2012	December 30, 2011
Assumed blended health care cost trend rates at year-end:
Health care cost trend rate assumed for next year	7.94%	7.97%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.94%	4.94%
Years that the rates reach the ultimate trend rate	2020/2024	2020/2024

Assumed health care costs trend rates have a significant effect on the health care plan. A one percentage point change in assumed health care costs trend rates would have the following effects on net periodic cost for the year ended December 28, 2012 and the accumulated post-retirement benefit obligation as of December 28, 2012:

	1% Point
(In millions)	Increase	Decrease
Effect on total of service and interest cost components	$0.1	$0.1
Effect on post-retirement benefit obligation	1.9	1.7

Investment policies & strategies

Among all the post retirement benefit plans we sponsor, the post-retirement medical plan of the Federal Services Division is a funded plan and the plan assets are invested in a master trust. The other post-retirement benefit plans are unfunded. The investment policies and strategies of our funded post-retirement benefit plan are the same as previously described in the “Defined Benefit Plans” section.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Our weighted-average target asset allocation for the funded post-retirement benefit plans is as follows:

Current Target Asset Allocation
Equity securities	50%
Debt securities	50%

Total	100%

We currently expect to make cash contributions, including estimated employer direct benefit payments, of approximately $3.6 million to the post-retirement benefit plans for 2013.

As of December 28, 2012, the estimated portions of the net loss and the prior service cost in accumulated other comprehensive income that will be recognized as components of net periodic benefit cost over the next fiscal year are $0.5 million and zero, respectively. Our Medicare Part D subsidy receipts were $0.4 million and $0.5 million in fiscal years 2012 and 2011, respectively. In addition, the estimated future benefit payments to be paid out and estimated Medicare subsidy receipts in the next ten years are as follows:

For the Fiscal Year: (In millions)	Estimated Future Benefit Payments	Estimated Medicare Subsidy Receipts
2013	$3.6	$0.4
2014	3.6	0.4
2015	3.7	0.4
2016	3.6	0.3
2017	3.6	0.3
Next five fiscal years thereafter	15.8	1.1

Total	$33.9	$2.9

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Fair Values of Defined Benefit Plans and Post-retirement Benefit Plan Assets

As of December 28, 2012 and December 30, 2011, the fair values of our defined benefit plan assets by the major asset categories are as follows:

	Total Carrying Value as of December 28, 2012	Fair Value Measurement as of December 28, 2012
(In millions)		Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$21.0	$8.0	$13.0	$—
U.S. equity funds	74.4	—	74.4	—
International equity funds	166.8	—	166.8	—
Fixed income securities	264.9	—	264.9	—
International property fund	117.9	—	117.9	—

Total	$645.0	$8.0	$637.0	$—

	Total Carrying Value as of December 30, 2011	Fair Value Measurement as of December 30, 2011
(In millions)		Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$5.7	$2.3	$3.4	$—
U.S. equity funds	78.8	—	78.8	—
International equity funds	162.6	—	162.6	—
Fixed income securities	223.3	—	223.3	—
International property fund	100.3	—	100.3	—

Total	$570.7	$2.3	$568.4	$—

As of December 28, 2012 and December 30, 2011, the fair values of our post-retirement benefit plan assets by the major asset categories are as follows:

	Total Carrying Value as of December 28, 2012	Fair Value Measurement as of December 28, 2012
(In millions)		Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. equity funds	$0.8	$—	$0.8	$—
International equity funds	0.7	—	0.7	—
International property fund	1.6	—	1.6	—

Total	$3.1	$—	$3.1	$—

	Total Carrying Value as of December 30, 2011	Fair Value Measurement as of December 30, 2011
(In millions)		Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. equity funds	$1.0	$—	$1.0	$—
International equity funds	0.6	—	0.6	—
International property fund	1.6	—	1.6	—

Total	$3.2	$—	$3.2	$—

Level 1: The fair values of the plans’ interest in cash.

Level 2: The fair values of the plans’ interest in common collective trust funds are based on quoted prices for similar assets in active markets, quoted prices for identical or similar assets in inactive markets, inputs other than quoted prices that are observable for the asset, and/or inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Multiemployer Pension Plans

We participate in approximately 200 construction-industry multiemployer pension plans. Generally, the plans provide defined benefits to substantially all employees covered by collective bargaining agreements. Under ERISA, a contributor to a multiemployer plan is liable, upon termination or withdrawal from a plan, for its proportionate share of a plan’s unfunded vested liability.

Our aggregate contributions to these plans were $48.2 million, $40.7 million, and $50.8 million for the years ended December 28, 2012, December 30, 2011, and December 31, 2010, respectively. At December 28, 2012, none of the plans in which we participate are individually significant to our consolidated financial statements.

NOTE 15.	STOCKHOLDERS’ EQUITY

Dividend Program

On February 24, 2012, our Board of Directors approved the initiation of a regular quarterly cash dividend program. Our Board of Directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Estimated Amount	Payment Date
(In millions, except per share data)
February 24, 2012	$0.20	March 16, 2012	$15.2	April 6, 2012
May 4, 2012	$0.20	June 15, 2012	$15.4	July 6, 2012
August 3, 2012	$0.20	September 14, 2012	$15.4	October 5, 2012
November 2, 2012	$0.20	December 14, 2012	$15.4	January 4, 2013

Equity Incentive Plans

As of December 28, 2012, approximately 3.5 million shares had been issued as restricted stock awards and 0.5 million shares of restricted stock units were issuable upon the vesting under our 2008 Equity Incentive Plan (the “2008 Plan”). In addition, approximately 1.0 million shares remained reserved for future grant under the 2008 Plan.

Stock Repurchase Program

On February 25, 2011, our Board of Directors authorized an increase in the number of our common shares that we could repurchase in fiscal year 2011 from 3.0 million shares to 8.0 million shares to be effected through open market purchases or privately negotiated transactions as permitted by securities laws and other legal and contractual requirements, and subject to market conditions and other factors. For fiscal years 2012, 2013 and 2014, the authorized shares under the repurchase program are 3.0 million shares, plus the number of shares equal to the difference between the number of shares authorized to be repurchased in the prior year and the actual number of shares repurchased during the prior year, not to exceed 6.0 million shares in aggregate. The repurchase program will expire at the end of our 2014 fiscal year. The Board of Directors may modify, suspend, extend or terminate the program at any time.

The following table summarizes our stock repurchase activities for the years ended December 28, 2012, December 30, 2011, and December 31, 2010:

	Year Ended
(In millions, except average price paid per share)	December 28, 2012	December 30, 2011	December 31, 2010
Shares of common stock repurchased	1.0	6.0	3.0
Average price paid per share	$40.00	$40.47	$42.75
Cost of common stock repurchased	$40.0	$242.8	$128.3

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Stock-Based Compensation

We recognize stock-based compensation expense, net of estimated forfeitures, over the vesting periods in “General and administrative expenses” and “Cost of revenues” in our Consolidated Statements of Operations.

The following table presents our stock-based compensation expense related to restricted stock awards and units, our employee stock purchase plan and the related income tax benefits recognized for the years ended December 28, 2012, December 30, 2011, and December 31, 2010:

	Year Ended
	December 28,	December 30,	December 31,
(In millions)	2012	2011	2010
Stock-based compensation expense:
Restricted stock awards and units	$43.1	$44.8	$43.6
Employee stock purchase plan	0.5	0.5	0.4

Stock-based compensation expense	$43.6	$45.3	$44.0

Stock-based compensation expense included in:
Cost of revenues	$33.2	$35.1	$34.0
General and administrative expenses	10.4	10.2	10.0

Stock-based compensation expense	$43.6	$45.3	$44.0

Total income tax benefits recognized in our net income related to stock-based compensation expense	$16.0	$17.3	$16.9

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan (“ESPP”) allows qualifying employees to purchase shares of our common stock through payroll deductions of up to 10% of their compensation, subject to Internal Revenue Code limitations, at a price of 95% of the fair market value as of the end of each of the six-month offering periods. The offering periods commence on January 1 and July 1 of each year.

For the years ended December 28, 2012, December 30, 2011, and December 31, 2010, employees participating in our ESPP purchased approximately 0.1 million shares, 0.2 million shares, and 0.2 million shares, respectively. Cash proceeds generated from employee stock option exercises and purchases by employees under our ESPP for the years ended December 28, 2012, December 30, 2011, and December 31, 2010 were $8.9 million, $11.7 million, and $11.3 million, respectively.

Restricted Stock Awards and Units

Restricted stock awards and units generally vest over four years. Vesting of some awards is subject to both service requirements and performance conditions. Currently outstanding restricted stock awards and units with a performance condition vest upon the achievement of an annual net income target, established in the first quarter of the fiscal year preceding the vesting date. Our awards are measured based on the stock price on the date that all of the key terms and conditions related to the award are known. Restricted stock awards and units are expensed on a straight-line basis over their respective vesting periods subject to the probability of meeting performance and/or service requirements.

As of December 28, 2012, we had estimated unrecognized stock-based compensation expense of $82.6 million related to nonvested restricted stock awards and units. This expense is expected to be recognized over a weighted-average period of 2.6 years. The following table summarizes the total fair value of vested shares, according to their contractual terms, and the grant date fair value of restricted stock awards and units granted during the years ended December 28, 2012 and December 30, 2011:

	December 28,	December 30,
(In millions)	2012	2011
Fair value of shares vested	$42.0	$41.8
Grant date fair value of restricted stock awards and units granted	$54.3	$42.1

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

A summary of the status of and changes in our nonvested restricted stock awards and units, according to their contractual terms, as of and for the year ended December 28, 2012, is presented below:

	Year Ended December 28, 2012
		Weighted-
	Shares	Average Grant
	(in millions)	Date Fair Value
Nonvested at December 30, 2011	2.4	$42.86
Granted	1.4	$36.79
Vested	(1.0)	$41.69
Forfeited	(0.1)	$42.44

Nonvested at December 28, 2012	2.7	$40.03

Stock Options

A summary of the status and changes of the stock options, according to their contractual terms, is presented below:

				Weighted-
				Average
			Weighted-	Remaining	Aggregate
	Options		Average	Contractual	Intrinsic Value
	(in millions)		Exercise Price	Term (in years)	(in millions)

Outstanding and exercisable at January 1, 2010	0.7		$22.99	3.46	$16.5
Exercised	(0.1)		$21.03
Forfeited/expired/cancelled	—	†	$18.13

Outstanding and exercisable at December 31, 2010	0.6		$23.38	2.62	$11.7
Exercised	(0.1)		$22.80
Forfeited/expired/cancelled	—	†	$22.30
Outstanding and exercisable at December 30, 2011	0.5		$23.55	1.83	$5.8
Exercised	(0.2)		$22.29
Forfeited/expired/cancelled	—	†	$24.36

Outstanding and exercisable at December 28, 2012	0.3		$24.28	1.27	$4.5

†	Represents fewer than fifty thousand shares.

The aggregate intrinsic value as of December 28, 2012 in the preceding table represents the total pre-tax intrinsic value, based on our closing market price of $38.71, which would have been received by the option holders had all option holders exercised their options on that date.

For the years ended December 28, 2012, December 30, 2011 and December 31, 2010, the aggregate intrinsic value of stock options exercised, determined as of the date of option exercise, was $2.9 million, $2.5 million and $3.0 million, respectively. Since all of our stock option awards were fully vested in fiscal year 2008, we did not have any stock-based compensation expense related to stock option awards or any unrecognized related expense.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 16.	SEGMENT AND RELATED INFORMATION

We operate our business through the following four segments:

•

Infrastructure & Environment Division provides program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to the U.S. federal government, state and local government agencies, and private sector clients in the U.S. and internationally.

•

Federal Services Division provides services to various U.S. federal government agencies, primarily the Department of Defense. These services include program management, planning, design and engineering, systems engineering and technical assistance, construction and construction management, operations and maintenance, IT services, and decommissioning and closure.

•

Energy & Construction Division provides program management, planning, design, engineering, construction and construction management, operations and maintenance, and decommissioning and closure services to the U.S. federal government, state and local government agencies, and private sector clients in the U.S. and internationally.

•

Oil & Gas Division provides oilfield services, including rig transportation and fluid hauling services, facility and pipeline construction, module fabrication, and maintenance services, for the oil and gas industry in the U.S. and Canada.

These four segments operate under separate management groups and produce discrete financial information. Their operating results also are reviewed separately by management. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The information disclosed in our consolidated financial statements is based on the four segments that comprise our current organizational structure.

Prior to the beginning of our 2012 fiscal year, we used segment contribution to assess performance and make decisions concerning resource allocation. Segment contribution was defined as total segment operating income minus noncontrolling interests attributable to that segment, but before allocation of various segment expenses, including stock compensation expense, amortization of some, but not all, intangible assets, goodwill impairment, and other miscellaneous unallocated expenses. Segment operating income represents net income before reductions for income taxes, noncontrolling interests, and interest expense.

Effective at the beginning of our 2012 fiscal year, we adopted a new measurement to assess performance and make decisions concerning resource allocation referred to as “URS operating income,” which is defined as segment operating income after reduction for pre-tax noncontrolling interests, but before the reduction of any pre-tax goodwill impairment charge. This new measurement method minimizes the reconciling items between internal profit measurement and GAAP operating income. For comparative purposes, we made reclassifications to the prior year’s data to conform them to the current period’s presentation.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The following table presents summarized financial information for our reportable segments. “Inter-segment, eliminations and other” in the following table includes eliminations of inter-segment sales and investments in subsidiaries. The segment balance sheet information presented below is included for informational purposes only. We do not allocate resources based upon the balance sheet amounts of individual segments. Our long-lived assets consist primarily of property and equipment.

URS CORPORATION AND SUBSIDIARIES

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(Continued)

	Year Ended
	December 28,	December 30,	December 31,
(In millions)	2012	2011	2010
Revenues
Infrastructure & Environment (1)	$3,792.1	$3,760.9	$3,248.5
Federal Services (2)	2,721.6	2,695.4	2,582.8
Energy & Construction	3,138.1	3,251.1	3,420.6
Oil & Gas (3)	1,475.1	—	—
Inter-segment, eliminations and other	(154.4)	(162.4)	(74.8)

Total revenues	$10,972.5	$9,545.0	$9,177.1

Equity in income of unconsolidated joint ventures
Infrastructure & Environment (1)	$4.0	$3.9	$2.9
Federal Services (2)	6.4	6.2	5.9
Energy & Construction (4)	93.0	122.1	61.5
Oil & Gas (3)	4.2	—	—

Total equity in income of unconsolidated joint ventures	$107.6	$132.2	$70.3

URS operating income (loss) (5)
Infrastructure & Environment (1)	$218.8	$222.0	$223.8
Federal Services (2)	249.3	196.8	165.6
Energy & Construction	140.0	134.6	127.7
Oil & Gas (3)	62.3	—	—
Corporate (6)	(99.7)	(79.5)	(71.0)

Total URS operating income (loss)	$570.7	$473.9	$446.1

Operating income (loss) (7)
Infrastructure & Environment (1)	$220.9	$222.0	$222.9
Federal Services (2)	249.3	(151.5)	165.6
Energy & Construction	254.2	(214.4)	226.9
Oil & Gas (3)	61.2	—	—
Corporate (6)	(99.7)	(79.5)	(71.0)

Total operating income (loss)	$685.9	$(223.4)	$544.4

Capital expenditures
Infrastructure & Environment (1)	$43.2	$51.2	$30.0
Federal Services (2)	5.5	4.8	5.6
Energy & Construction	19.0	14.8	15.9
Oil & Gas (3)	72.3	—	—
Corporate (6)	13.2	10.9	6.6

Total capital expenditures	$153.2	$81.7	$58.1

Depreciation and amortization
Infrastructure & Environment (1)	$56.5	$55.0	$42.2
Federal Services (2)	36.3	27.1	21.4
Energy & Construction	47.1	54.3	62.3
Oil & Gas (3)	87.1	—	—
Corporate (6)	6.6	6.3	7.6

Total depreciation and amortization	$233.6	$142.7	$133.5

(1)	The operating results of Scott Wilson have been included in our consolidated results since the acquisition on September 10, 2010.
(2)	The operating results of Apptis have been included in our consolidated results since the acquisition on June 1, 2011.
(3)	The operating results of Flint have been included in our consolidated results since the acquisition on May 14, 2012.
(4)

In October 2010, we received notice of a ruling on the priority of claims against a bankrupt client made by one of our unconsolidated joint ventures related to the SR-125 road project in California. The judge ruled against our joint venture’s position, finding that its mechanic’s

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

lien did not have priority over the senior lenders. As a result of the court’s decision, we recorded a pre-tax non-cash asset impairment charge of $25.0 million in the third quarter of 2010. During the second quarter of 2011, we recognized a $9.5 million favorable claim settlement on this project.
(5)	We are providing information regarding URS operating income (loss) by segment because management uses this information to assess performance and make decisions about resource allocation.
(6)	Corporate includes expenses related to corporate functions and acquisition-related expenses.
(7)	The operating income (loss) for the year ended December 30, 2011 included an $825.8 million goodwill impairment charge. See Note 9, “Goodwill and Intangible Assets” for more information.

Reconciliations of segment contribution to segment operating income (loss) for the years ended December 28, 2012, December 30, 2011, and December 31, 2010 are as follows:

	Year Ended December 28, 2012
(In millions)	Infrastructure & Environment	Federal Services	Energy & Construction	Oil & Gas	Corporate	Consolidated
URS operating income (loss)	$218.8	$249.3	$140.0	$62.3	$(99.7)	$570.7
Noncontrolling interests	2.1	—	114.2	(1.1)	—	115.2

Operating income (loss)	$220.9	$249.3	$254.2	$61.2	$(99.7)	$685.9

	Year Ended December 30, 2011
(In millions)	Infrastructure & Environment	Federal Services	Energy & Construction	Oil & Gas	Corporate	Consolidated
URS operating income (loss)	$222.0	$196.8	$134.6	$—	$(79.5)	$473.9
Noncontrolling interests	—	—	128.5	—	—	128.5
Goodwill impairment	—	(348.3)	(477.5)	—	—	(825.8)

Operating income (loss)	$222.0	$(151.5)	$(214.4)	$—	$(79.5)	$(223.4)

	Year Ended December 31, 2010
(In millions)	Infrastructure & Environment	Federal Services	Energy & Construction	Oil & Gas	Corporate	Consolidated
URS operating income (loss)	$223.8	$165.6	$127.7	$—	$(71.0)	$446.1
Noncontrolling interests	(0.9)	—	99.2	—	—	98.3

Operating income (loss)	$222.9	$165.6	$226.9	$—	$(71.0)	$544.4

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Total investments in and advances to unconsolidated joint ventures and property and equipment, net of accumulated depreciation, are as follows:

	December 28,	December 30,
(In millions)	2012	2011
Infrastructure & Environment	$8.1	$6.3
Federal Services	5.7	5.1
Energy & Construction	124.5	96.3
Oil & Gas	140.0	—

Total investments in and advances to unconsolidated joint ventures	$278.3	$107.7

Infrastructure & Environment	$141.0	$140.5
Federal Services	36.6	46.2
Energy & Construction	60.1	61.8
Oil & Gas	422.9	—
Corporate	26.9	20.9

Total property and equipment, net of accumulated depreciation	$687.5	$269.4

Total assets by segment are as follows:

	December 28,	December 30,
(In millions)	2012	2011
Infrastructure & Environment	$2,267.5	$2,287.3
Federal Services	1,645.8	1,582.4
Energy & Construction	2,776.5	2,611.9
Oil & Gas	1,904.4	—
Corporate	192.3	381.0

Total assets	$8,786.5	$6,862.6

Geographic Areas

We provide services in many parts of the world. Some of our services are provided to companies in other countries, but are served by our offices located in the U.S. Generally, revenues related to such services are classified within the geographic area where the services are performed, rather than where the client is located. Our revenues and net property and equipment at cost by geographic area are shown below:

	Years Ended
	December 28,	December 30,	December 31,
(In millions)	2012	2011	2010
Revenues
United States	$8,640.2	$8,329.7	$8,385.4
Canada (1)	1,304.0	180.3	162.3
Other foreign countries	1,056.0	1,065.3	646.9
Eliminations	(27.7)	(30.3)	(17.5)

Total revenues	$10,972.5	$9,545.0	$9,177.1

(1)	Revenues from Canada exceeded 10% of our consolidated revenues for the year ended December 28, 2012 due to our acquisition of Flint in fiscal year 2012.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

	December 28,	December 30,
(In millions)	2012	2011
Property and equipment at cost, net (1)
United States	$320.4	$209.5
International:
Canada (2)	313.2	8.7
United Kingdom	24.5	27.2
Other foreign countries	29.4	24.0

Total international	367.1	59.9

Total property and equipment at cost, net	$687.5	$269.4

(1)	Property and equipment at cost, net is categorized by the location of incorporation of the legal entities.
(2)	Property and equipment in Canada became a significant portion of our total property and equipment due to our acquisition of Flint in fiscal year 2012.

Major Customers and Other

Our largest clients are from our federal market sector. Within this sector, we have multiple contracts with our two major customers: the U.S. Army and Department of Energy (“DOE”). For the purpose of analyzing revenues from major customers, we do not consider the combination of all federal departments and agencies as one customer. The different federal agencies manage separate budgets. As such, reductions in spending by one federal agency do not affect the revenues we could earn from another federal agency. In addition, the procurement processes for federal agencies are not centralized, and procurement decisions are made separately by each federal agency. The loss of the federal government, the U.S. Army, or DOE as clients, would have a material adverse effect on our business; however, we are not dependent on any single contract on an ongoing basis. We believe that the loss of any single contract would not have a material adverse effect on our business.

Our revenues from the U.S. Army and DOE by division for the years ended December 28, 2012, December 30, 2011, and December 31, 2010 are presented below:

	Year Ended
	December 28,	December 30,	December 31,
(In millions, except percentages)	2012	2011	2010
The U.S. Army (1)
Infrastructure & Environment	$128.4	$141.7	$167.0
Federal Services	1,495.8	1,351.1	1,408.7
Energy & Construction	130.8	199.5	346.6

Total U.S. Army	$1,755.0	$1,692.3	$1,922.3

Revenues from the U.S. Army as a percentage of our consolidated revenues	16%	18%	21%

DOE
Infrastructure & Environment	$5.6	$5.9	$7.2
Federal Services	27.7	26.8	13.7
Energy & Construction	956.4	1,236.3	1,182.6

Total DOE	$989.7	$1,269.0	$1,203.5

Revenues from DOE as a percentage of our consolidated revenues	9%	13%	13%

Revenues from the federal market sector as a percentage of our consolidated revenues	40%	49%	49%

(1)	The U.S. Army includes U.S. Army Corps of Engineers.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 17.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we and our affiliates are subject to various contractual disputes, governmental audits and investigations, and legal proceedings alleging, among other things, contractual, tortious or statutory breaches. The final outcomes of these various matters cannot be predicted or estimated with certainty. We are including information regarding the following matters:

•

USAID Egyptian Projects: In March 2003, Washington Group International, Inc., a Delaware company, (“WGI Delaware”), a wholly owned subsidiary, was notified by the Department of Justice that the federal government was considering civil litigation against WGI Delaware for potential violations of the U.S. Agency for International Development (“USAID”) source, origin, and nationality regulations in connection with five of WGI Delaware’s USAID-financed host-country projects located in Egypt beginning in the early 1990s. In November 2004, the federal government filed an action in the United States District Court for the District of Idaho against WGI Delaware, Contrack International, Inc., and MISR Sons Development S.A.E., an Egyptian construction company, asserting violations under the Federal False Claims Act, the Federal Foreign Assistance Act of 1961, as well as common law theories of payment by mistake and unjust enrichment. The federal government seeks damages and civil penalties for violations of the statutes as well as a refund of the approximately $373.0 million paid to WGI Delaware under the specified contracts. WGI Delaware has denied any liability in the action and contests the federal government’s damage allegations and its entitlement to recovery. All USAID projects under the contracts have been completed and are fully operational.

In March 2005, WGI Delaware filed a motion in Idaho District Court to dismiss the federal government’s claims or to stay the Idaho action and also a motion in Bankruptcy Court in Nevada to dismiss the government’s claims for failure to give appropriate notice or otherwise preserve their claims. In August 2005, the Bankruptcy Court ruled that all federal government claims were barred. The federal government appealed the Bankruptcy Court’s order to the United States District Court for the District of Nevada. In March 2006, the Idaho District Court stayed that action during the pendency of the federal government’s appeal of the Bankruptcy Court’s ruling. In December 2006, the Nevada District Court reversed the Bankruptcy Court’s order and remanded the matter back to the Bankruptcy Court for further proceedings. WGI Delaware renewed its motion in Bankruptcy Court, and in November 2008, the Bankruptcy Court ruled that the federal government’s common law claims of unjust enrichment and payment by mistake are barred, and could no longer be pursued. On April 24, 2012, the Bankruptcy Court ruled that the bulk of the federal government’s claims under the False Claims and the Federal Foreign Assistance Acts are not barred. On November 7, 2012, WGI Delaware appealed the Bankruptcy Court’s decision to the Ninth Circuit Bankruptcy Appellate Panel.

WGI Delaware intends to continue to defend this matter vigorously; however, WGI Delaware cannot provide assurance that it will be successful in these efforts. The potential range of loss and the resolution of these matters cannot be determined at this time primarily due to the very limited factual record that exists in light of our limited ability to evaluate discovery that has been conducted so far at this early stage of the Idaho litigation; the fact that the matter involves unique and complex bankruptcy, international, and federal regulatory legal issues; the uncertainty concerning legal theories and their potential resolution by the courts; and the duration of this matter, as well as a number of additional factors.

•

New Orleans Levee Failure Class Action Litigation: From July 1999 through May 2005, Washington Group International, Inc., an Ohio company (“WGI Ohio”), a wholly owned subsidiary acquired by us on November 15, 2007, performed demolition, site preparation, and environmental remediation services for the U.S. Army Corps of Engineers on the east bank of the Inner Harbor Navigation Canal (the “Industrial Canal”) in New Orleans, Louisiana. On August 29, 2005, Hurricane Katrina devastated New Orleans. The storm surge created by the hurricane overtopped the Industrial Canal levee and floodwall, flooding the Lower Ninth Ward and other parts of the city. Fifty-nine personal injury and property damage class action lawsuits were filed in Louisiana State and federal court against several defendants, including WGI Ohio, seeking $200.0 billion in damages plus attorneys’ fees and costs. Plaintiffs are residents and property owners who claim to have incurred damages from the breach and failure of the hurricane protection levees and floodwalls in the wake of Hurricane Katrina.

URS CORPORATION AND SUBSIDIARIES

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(Continued)

All 59 lawsuits were pleaded as class actions but none have yet been certified as class actions. Along with WGI Ohio, the U.S. Army Corps of Engineers, the Board for the Orleans Levee District, and its insurer, St. Paul Fire and Marine Insurance Company were also named as defendants. At this time WGI Ohio and the Army Corps of Engineers are the remaining defendants. These 59 lawsuits, along with other hurricane-related cases not involving WGI Ohio, were consolidated in the United States District Court for the Eastern District of Louisiana (“District Court”).

Plaintiffs allege that defendants were negligent in their design, construction and/or maintenance of the New Orleans levees. Specifically, as to WGI Ohio, plaintiffs allege that work WGI Ohio performed adjacent to the Industrial Canal damaged the levee and floodwall, causing or contributing to breaches and flooding. WGI Ohio did not design, construct, repair or maintain any of the levees or the floodwalls that failed during or after Hurricane Katrina. Rather, WGI Ohio performed work adjacent to the Industrial Canal as a contractor for the federal government.

WGI Ohio filed a motion for summary judgment, seeking dismissal on grounds that government contractors are immune from liability. On December 15, 2008, the District Court granted WGI Ohio’s motion for summary judgment, but several plaintiffs appealed that decision to the United States Fifth Circuit Court of Appeals on April 27, 2009. On September 14, 2010, the Court of Appeals reversed the District Court’s summary judgment decision and WGI Ohio’s dismissal, and remanded the case back to the District Court for further litigation. On August 1, 2011, the District Court decided that the government contractor immunity defense would not be available to WGI Ohio at trial, but would be an issue for appeal. Five of the cases were tried in District Court from September 12, 2012 through October 3, 2012. A decision is expected in 2013.

WGI Ohio intends to continue to defend these matters vigorously; however, WGI Ohio cannot provide assurance that it will be successful in these efforts. The potential range of loss and the resolution of these matters cannot be determined at this time primarily due to the unknown number of individual plaintiffs who are actually asserting claims against WGI Ohio; the uncertainty regarding the nature and amount of each individual plaintiff’s damage claims; uncertainty concerning legal theories and factual bases that plaintiffs may present and their resolution by courts or regulators; and uncertainty about the plaintiffs’ claims, if any, that might survive certain key motions of our affiliate, as well as a number of additional factors.

•

DOE Deactivation, Demolition, and Removal Project: WGI Ohio executed a cost-reimbursable task order with the DOE in 2007 to provide deactivation, demolition and removal services at a New York State project site that during 2010 experienced contamination and performance issues. In February 2011, WGI Ohio and the DOE executed a Task Order Modification that changed some cost-reimbursable contract provisions to at-risk. The Task Order Modification, including subsequent amendments, requires the DOE to pay all project costs up to $105.9 million, requires WGI Ohio and the DOE to equally share in all project costs incurred from $105.9 to $145.9 million, and requires WGI Ohio to pay all project costs exceeding $145.9 million. In addition, in September 2011, WGI Ohio voluntarily paid a civil penalty related to the contamination incident.

Through December 28, 2012, WGI Ohio has incurred total project costs of $216.3 million and has recorded cumulative project losses of $15.1 million. Due to unanticipated requirements and permitting delays by federal and state agencies, as well as delays and related ground stabilization activities caused by Hurricane Irene, WGI Ohio has been required to perform work outside the scope of the Task Order Modification. Based on changes and delays to date, requests for equitable adjustment (“REA”) amounting to $47.1 million and proposals related to the hurricane-caused impacts and other directed changes in the amount of $105.1 million have been submitted to the DOE for approval. WGI Ohio also expects to submit additional REAs of at least $11.0 million to the DOE in 2013. Through December 28, 2012, the DOE authorized an additional $27.2 million of funding primarily related to the hurricane-caused impacts. In early 2013, WGI Ohio submitted several certified claims against the DOE pursuant to the Contracts Disputes Acts seeking recovery of $100.8 million of the above unfunded REA and proposal costs and $4.5 million of fee on the expanded work scope. The final project completion costs are not currently estimable due to continuing delays in permitting, other delays, and approval of a final project plan. WGI Ohio can give no assurance that it will not be

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obligated to pay some or all of the REAs, non-funded hurricane-caused impacts, the other directed changes, and additional project completion costs, which would negatively impact our future results of operations.

•

Bolivian Mine Services Agreement: In 2009, a mine service agreement performed by one of our wholly owned subsidiaries, Washington Group Bolivia, was unilaterally terminated for convenience by the mine owner. The mine owner disputed the fair market value of mining equipment it was required to repurchase under the terms of the mine services agreement. Subsequently, on November 16, 2010, Washington Group Bolivia received a formal claim asserting breaches of contractual obligations and warranties, including the failure to adhere to the requisite professional standard of care while performing the mine services agreement. On June 17, 2011, Washington Group Bolivia received a formal demand for arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce asserting claims up to $52.6 million. Washington Group Bolivia brought a $50 million counterclaim on August 3, 2012 against the mine owner asserting claims of wrongful termination and lost productivity. Arbitration on the mine owner’s claims and Washington Group Bolivia’s counterclaims commenced and concluded in December 2012. In the course of the arbitration proceedings, the mine owner has reduced its claims to approximately $32.2 million, while Washington Group Bolivia has refined its counterclaim amount to not more than $62.9 million.

Washington Group Bolivia intends to continue to defend this matter vigorously; however, we cannot provide assurance that we will be successful in these efforts. While Washington Group Bolivia believes that the mine owner’s claims are largely without merit, the potential range of loss and the resolution of these matters cannot be determined at this time due to a number of factors, including the uncertainty of how the arbitration tribunal will apply the multiple legal theories and factual bases for the parties’ respective claims and defenses and the added complexity that comes from the fact that the parties, project location and applicable law span multiple countries and jurisdictions.

•

Canadian Pipeline Contract: In January 2010, a pipeline owner filed an action in the Court of Queen’s Bench of Alberta, Canada against Flint, a company acquired by us in May 2012, as well as against a number of other defendants, alleging that the defendants negligently provided pipe coating and insulation system services, engineering, design services, construction services, and other work, causing damage to and abandonment of the line. The pipeline owner alleges it has suffered approximately C$85.0 million in damages in connection with the abandonment and replacement of the pipeline. Flint was the construction contractor on the pipeline project. Other defendants were responsible for engineering and design-services and for specifying and providing the actual pipe, insulation and coating materials used in the line. In January 2011, the pipeline owner served a Statement of Claim on Flint and, in September 2011, Flint filed a Statement of Defense denying that the damages to the coating system of the pipeline were caused by any negligence or breach of contract of Flint. Flint believes the damages were caused or contributed to by the negligence of one or more of the codefendants and/or by the negligent operation of the pipeline owner.

Flint intends to continue to defend this matter vigorously; however, it cannot provide assurance that it will be successful, in whole or in part, in these efforts. The potential range of loss and the resolution of this matter cannot be determined at this time primarily due to the early stage of the discovery; the substantial uncertainty regarding the actual cause of the damage to or loss of the line; the nature and amount of each individual damage claim against the various defendants; and the uncertainty concerning legal theories and factual bases that customer may present against all or some of the defendants.

•

U.K. Joint Venture: On April 12, 2010, one of our U.K. joint ventures sent several bags of low level non-exempt radioactive waste to a waste disposal facility that was not licensed to handle such waste. On November 15, 2012, the U.K. Environment Agency and the U.K. Department for Transport initiated environmental regulatory proceedings against our U.K. joint venture in the Workington Magistrates’ Court under the U.K. Environmental Permitting Regulations 2010, the Radioactive Substances Act 1993, the Carriage of Dangerous Goods and the use of Transportable Pressure Equipment Regulations 2009. On February 7, 2013, our U.K. joint venture entered a plea of guilty before the Magistrates’ Court and the matter was referred to the Crown Court for sentencing. The

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(Continued)

potential range of loss and the resolution of this matter cannot be determined at this time primarily due to the fact that the matter involves unique and complex environmental and regulatory legal issues, as well as a number of additional factors.

The resolution of outstanding claims is subject to inherent uncertainty, and it is reasonably possible that resolution of any of the above outstanding claims or legal proceedings could have a material adverse effect on us. Our evaluation of the impact of pending actions could change in the future and unfavorable outcomes and/or defense costs, depending upon the amount and timing, could have a material adverse effect on our results of operations or cash flows for future periods.

Insurance

Generally, our insurance program covers workers’ compensation and employer’s liability, general liability, automobile liability, professional errors and omissions liability, property, marine property and liability, and contractor’s pollution liability (in addition to other policies for specific projects). Our insurance program includes deductibles or self-insured retentions for each covered claim. In addition, our insurance policies contain exclusions and sublimits that insurance providers may use to deny or restrict coverage. Excess liability, contractor’s pollution liability, and professional liability insurance policies provide for coverages on a “claims-made” basis, covering only claims actually made and reported during the policy period currently in effect. Thus, if we do not continue to maintain these policies, we will have no coverage for claims made after the termination date even for claims based on events that occurred during the term of coverage. While we intend to maintain these policies, we may be unable to maintain existing coverage levels.

Guarantee Obligations and Commitments

As of December 28, 2012, we had the following guarantee obligations and commitments:

We have agreed to indemnify one of our joint venture partners up to $25.0 million for any potential losses, damages, and liabilities associated with lawsuits in relation to general and administrative services we provide to the joint venture. Currently, we have not been advised of any indemnified claims under this guarantee.

We have guaranteed a letter of credit issued on behalf of one of our consolidated joint ventures. The total amount of the letter of credit was $0.9 million as of December 28, 2012.

As of December 28, 2012, we had $36.3 million in bank guarantees outstanding under foreign credit facilities and other banking arrangements.

We also maintain a variety of commercial commitments that are generally made to support provisions of our contracts. In addition, in the ordinary course of business, we provide letters of credit to clients and others against advance payments and to support other business arrangements. We are required to reimburse the issuers of letters of credit for any payments they make under the letters of credit.

In the ordinary course of business, we may provide performance assurances and guarantees related to our services. For example, these guarantees may include surety bonds, arrangements among our client, a surety, and us to ensure we perform our contractual obligations pursuant to our client agreement. If our services under a guaranteed project are later determined to have resulted in a material defect or other material deficiency, then we may be responsible for monetary damages or other legal remedies. When sufficient information about claims on guaranteed projects is available and monetary damages or other costs or losses are determined to be probable, we recognize such guarantee losses.

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(Continued)

Lease Obligations

Total rental expense included in operations for operating leases for the years ended December 28, 2012, December 30, 2011, and December 31, 2010, totaled $210.0 million, $188.5 million, and $192.5 million, respectively. Some of the operating leases are subject to renewal options and escalation based upon property taxes and operating expenses. These operating lease agreements expire at varying dates through 2026. Obligations under operating leases include office and other equipment rentals.

Obligations under non-cancelable operating lease agreements were as follows:

(In millions)	Operating Leases
2013	$224.9
2014	151.7
2015	116.0
2016	86.6
2017	58.9
Thereafter	162.9

Total minimum lease payments	$801.0

Restructuring Costs

For the year ended December 28, 2012, we did not incur restructuring charges. For the years ended December 30, 2011 and December 31, 2010, we recorded restructuring charges of $5.5 million and $10.6 million, respectively, in our Consolidated Statement of Operations, which consisted primarily of costs for severance and associated benefits and the cost of facility closures. The majority of the restructuring costs resulted from the integration of Scott Wilson into our existing Infrastructure & Environment’s U.K. and European business and necessary responses to reductions in market opportunities in Europe.

During fiscal year 2011, we made $12.9 million of payments related to these restructuring plans. As of December 30, 2011 and December 31, 2010, our restructuring reserves were $3.8 million and $11.6 million, respectively. As of December 28, 2012, no amounts remain outstanding.

NOTE 18.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On March 15, 2012, URS Corporation, the parent company (“Parent”), and URS Fox US LP (“Fox LP”), a 100% owned subsidiary of Parent, issued $400.0 million in aggregate principal amount of 3.85% Senior Notes due 2017 and $600.0 million in aggregate principal amount of 5.00% Senior Notes due 2022 pursuant to an indenture, dated March 15, 2012, among Parent, Fox LP and U.S. Bank National Association (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated March 15, 2012, among Parent, Fox LP, the guarantors party thereto and U.S. Bank National Association (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated March 15, 2012, among Parent, Fox LP, the guarantors party thereto and U.S. Bank National Association (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated May 14, 2012, among Parent, Fox LP, the guarantors party thereto and U.S. Bank National Association (the “Third Supplemental Indenture”), and the Fourth Supplemental Indenture, dated September 24, 2012, among Parent, Fox LP, the guarantors party thereto and U.S. Bank National Association (the “Fourth Supplemental Indenture” and together with the Base Indenture, First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture, the “Indenture”).

The Senior Notes, issued by the Parent and Fox LP, a 100% owned subsidiary of the Parent formed solely for the purpose of being a co-issuer of the Senior Notes, are our general unsecured senior obligations and rank equally with our other existing and future unsecured senior indebtedness. The Senior Notes are fully and unconditionally guaranteed (the “Guarantees”) on a joint and several basis by each of our current and future domestic subsidiaries that are guarantors under our 2011 Credit Facility or that are 100% owned domestic obligors or 100% owned domestic guarantors, individually or collectively, under any future indebtedness of our subsidiaries in excess of $100.0 million (the

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(Continued)

“Guarantors”). The Guarantees are the Guarantors’ unsecured senior obligations and rank equally with the Guarantors’ other existing and future unsecured senior indebtedness. Each of the Guarantor subsidiaries is 100% owned by the Parent.

In February 2013, the FASB issued Accounting Standards Update (ASU) 2013-04 - Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. The update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The update requires companies to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date.

We early adopted this ASU as of December 28, 2012. Consistent with the arrangement between the co-obligors, $299.4 million and $699.6 million of the Senior Notes are included under the Parent and Fox LP, respectively, net of $1.0 million of total discount.

The following is our condensed consolidating financial information (in millions of dollars) for the Company, segregating the issuers, guarantor subsidiaries and non-guarantor subsidiaries, at December 28, 2012, and December 30, 2011, and for each of the three years in the period ended December 28, 2012.

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(Continued)

	CONDENSED CONSOLIDATING BALANCE SHEETS
	As of December 28, 2012
	(in millions)
	Issuer Parent	Issuer Fox LP	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$14.4	$—	$16.3	$285.4	$(1.6)	$314.5
Accounts receivable, including retentions	—	—	771.2	811.8	(28.2)	1,554.8
Costs and accrued earnings in excess of billings on contracts	—	—	876.9	515.7	(8.3)	1,384.3
Less receivable allowances	—	—	(29.1)	(40.6)	—	(69.7)

Net accounts receivable	—	—	1,619.0	1,286.9	(36.5)	2,869.4
Intercompany accounts receivable	1,765.8	22.4	4,248.9	1,530.6	(7,567.7)	—
Deferred tax assets	6.8	—	60.3	0.5	—	67.6
Inventory	—	—	5.5	56.0	—	61.5
Other current assets	38.2	—	65.5	111.3	(10.8)	204.2

Total current assets	1,825.2	22.4	6,015.5	3,270.7	(7,616.6)	3,517.2
Investments in and advances to subsidiaries and unconsolidated joint ventures	5,400.5	20.7	1,812.0	258.9	(7,213.8)	278.3
Property and equipment at cost, net	26.9	—	159.7	500.9	—	687.5
Intangible assets, net	0.2	—	223.5	468.5	—	692.2
Goodwill	—	—	1,778.7	1,468.4	—	3,247.1
Other long-term assets	22.4	—	231.3	115.3	(4.8)	364.2

Total assets	$7,275.2	$43.1	$10,220.7	$6,082.7	$(14,835.2)	$8,786.5

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$18.9	$—	$10.0	$42.9	$—	$71.8
Accounts payable and subcontractors payable, including retentions	4.1	—	382.8	454.8	(38.2)	803.5
Accrued salaries and employee benefits	41.1	—	362.6	155.1	—	558.8
Billings in excess of costs and accrued earnings on contracts	—	—	146.4	143.0	(0.3)	289.1
Intercompany accounts payable	3,138.3	14.7	3,109.1	1,305.6	(7,567.7)	—
Short-term intercompany notes payable	14.3	—	20.0	599.2	(633.5)	—
Other current liabilities	59.4	8.6	146.3	74.0	(10.5)	277.8

Total current liabilities	3,276.1	23.3	4,177.2	2,774.6	(8,250.2)	2,001.0
Long-term debt	952.2	699.6	16.9	323.8	—	1,992.5
Deferred tax liabilities	—	—	247.6	85.5	(4.8)	328.3
Self-insurance reserves	—	—	18.3	111.5	—	129.8
Pension and post-retirement benefit obligations	—	—	185.4	115.5	—	300.9
Long-term intercompany notes payable	—	—	561.7	687.8	(1,249.5)	—
Other long-term liabilities	2.9	—	197.0	71.1	—	271.0

Total liabilities	4,231.2	722.9	5,404.1	4,169.8	(9,504.5)	5,023.5

Commitments and contingencies
URS stockholders’ equity	3,621.1	8.0	5,400.4	1,805.3	(7,213.7)	3,621.1
Intercompany notes receivable	(577.1)	(687.8)	(583.8)	(34.3)	1,883.0	—

Total URS stockholders’ equity	3,044.0	(679.8)	4,816.6	1,771.0	(5,330.7)	3,621.1
Noncontrolling interests	—	—	—	141.9	—	141.9

Total stockholders’ equity	3,044.0	(679.8)	4,816.6	1,912.9	(5,330.7)	3,763.0

Total liabilities and stockholders’ equity	$7,275.2	$43.1	$10,220.7	$6,082.7	$(14,835.2)	$8,786.5

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(Continued)

	CONDENSED CONSOLIDATING BALANCE SHEETS
	As of December 30, 2011
	(in millions)
	Issuer Parent	Issuer Fox LP	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$193.8	$—	$24.4	$294.5	$(76.7)	$436.0
Accounts receivable, including retentions	—	—	705.5	456.5	(47.3)	1,114.7
Costs and accrued earnings in excess of billings on contracts	—	—	715.6	425.0	(8.6)	1,132.0
Less receivable allowances	—	—	(24.2)	(18.9)	—	(43.1)

Net accounts receivable	—	—	1,396.9	862.6	(55.9)	2,203.6
Intercompany accounts receivable	2,723.5	—	5,319.1	1,492.4	(9,535.0)	—
Deferred tax assets	3.3	—	54.3	5.4	—	63.0
Inventory	—	—	19.5	—	—	19.5
Other current assets	60.1	—	63.2	59.3	(0.8)	181.8

Total current assets	2,980.7	—	6,877.4	2,714.2	(9,668.4)	2,903.9
Investments in and advances to subsidiaries and unconsolidated joint ventures	5,160.8	—	1,709.2	93.6	(6,855.9)	107.7
Property and equipment at cost, net	20.9	—	154.8	93.7	—	269.4
Intangible assets, net	0.2	—	259.3	262.5	—	522.0
Goodwill	—	—	1,778.7	994.3	—	2,773.0
Other long-term assets	24.3	—	249.6	25.2	(12.5)	286.6

Total assets	$8,186.9	$—	$11,029.0	$4,183.5	$(16,536.8)	$6,862.6

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$9.0	$—	$11.2	$41.3	$—	$61.5
Accounts payable and subcontractors payable, including retentions	4.3	—	456.6	333.7	(135.5)	659.1
Accrued salaries and employee benefit	35.0	—	393.0	99.0	—	527.0
Billings in excess of costs and accrued earnings on contracts	—	—	149.5	161.3	—	310.8
Intercompany accounts payable	4,099.2	—	4,089.2	1,346.6	(9,535.0)	—
Short-term intercompany notes payable	327.8	—	19.3	393.9	(741.0)	—
Other current liabilities	3.5	—	105.6	58.9	8.5	176.5

Total current liabilities	4,478.8	—	5,224.4	2,434.7	(10,403.0)	1,734.9
Long-term debt	714.3	—	16.2	6.5	—	737.0
Deferred tax liabilities	—	—	274.6	14.1	(12.2)	276.5
Self-insurance reserves	—	—	24.6	108.1	—	132.7
Pension and post-retirement benefit obligations	—	—	162.1	113.9	—	276.0
Other long-term liabilities	4.3	—	172.6	44.2	—	221.1

Total liabilities	5,197.4	—	5,874.5	2,721.5	(10,415.2)	3,378.2

Commitments and contingencies
URS stockholders’ equity	3,377.2	—	5,160.7	1,701.9	(6,862.6)	3,377.2
Intercompany notes receivable	(387.7)	—	(6.2)	(347.1)	741.0	—

Total URS stockholders’ equity	2,989.5	—	5,154.5	1,354.8	(6,121.6)	3,377.2
Noncontrolling interests	—	—	—	107.2	—	107.2

Total stockholders’ equity	2,989.5	—	5,154.5	1,462.0	(6,121.6)	3,484.4

Total liabilities and stockholders’ equity	$8,186.9	$—	$11,029.0	$4,183.5	$(16,536.8)	$6,862.6

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(Continued)

	CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS For the Year Ended December 28, 2012 (in millions)
	Issuer Parent	Issuer Fox LP	Guarantors	Non- Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$6,713.8	$4,420.9	$(162.2)	$10,972.5
Cost of revenues	—	—	(6,305.0)	(4,151.7)	162.2	(10,294.5)
General and administrative expenses	(83.2)	—	—	(0.4)	—	(83.6)
Acquisition-related expenses	(6.7)	—	—	(9.4)	—	(16.1)
Equity in income (loss) in subsidiaries	297.8	20.7	149.6	8.0	(476.1)	—
Equity in income of unconsolidated joint ventures	—	—	21.5	86.1	—	107.6

Operating income (loss)	207.9	20.7	579.9	353.5	(476.1)	685.9
Interest income (expense)	110.8	(20.3)	(107.4)	(53.8)	—	(70.7)
Other income (expenses)	(0.3)	—	—	0.8	—	0.5

Income (loss) before income taxes	318.4	0.4	472.5	300.5	(476.1)	615.7
Income tax benefit (expense)	(7.8)	7.6	(174.7)	(15.0)	—	(189.9)

Net income (loss) including noncontrolling interests	310.6	8.0	297.8	285.5	(476.1)	425.8
Noncontrolling interests in income of consolidated subsidiaries	—	—	—	(115.2)	—	(115.2)

Net income (loss) attributable to URS	$310.6	$8.0	$297.8	$170.3	$(476.1)	$310.6

Comprehensive income (loss) attributable to URS	$308.2	$8.0	$283.2	$191.5	$(482.7)	$308.2

	CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS For the Year Ended December 30, 2011 (in millions)
	Issuer Parent	Issuer Fox LP	Guarantors	Non- Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$6,924.6	$3,125.9	$(505.5)	$9,545.0
Cost of revenues	—	—	(6,556.0)	(2,938.3)	505.5	(8,988.8)
General and administrative expenses	(81.2)	—	—	1.7	—	(79.5)
Acquisition-related expenses	—	—	(1.0)	—	—	(1.0)
Restructuring costs	—	—	—	(5.5)	—	(5.5)
Goodwill impairment	—	—	(601.7)	(224.1)	—	(825.8)
Equity in income (loss) in subsidiaries	(487.6)	—	(78.7)	—	566.3	—
Equity in income of unconsolidated joint ventures	—	—	8.6	123.6	—	132.2

Operating income (loss)	(568.8)	—	(304.2)	83.3	566.3	(223.4)
Interest income (expense)	118.1	—	(121.9)	(18.3)	—	(22.1)

Income (loss) before income taxes	(450.7)	—	(426.1)	65.0	566.3	(245.5)
Income tax benefit (expense)	(15.1)	—	(61.5)	(15.2)	—	(91.8)

Net income (loss) including noncontrolling interests	(465.8)	—	(487.6)	49.8	566.3	(337.3)
Noncontrolling interests in income of consolidated subsidiaries	—	—	—	(128.5)	—	(128.5)

Net income (loss) attributable to URS	$(465.8)	$—	$(487.6)	$(78.7)	$566.3	$(465.8)

Comprehensive income (loss) attributable to URS	$(539.7)	$—	$(573.1)	$(135.2)	$708.3	$(539.7)

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(Continued)

	CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS For the Year Ended December 31, 2010 (in millions)
	Issuer Parent	Issuer Fox LP	Guarantors	Non- Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$6,923.7	$2,673.4	$(420.0)	$9,177.1
Cost of revenues	—	—	(6,541.8)	(2,487.7)	420.0	(8,609.5)
General and administrative expenses	(76.6)	—	—	5.6	—	(71.0)
Acquisition-related expenses	—	—	—	(11.9)	—	(11.9)
Restructuring costs	—	—	—	(10.6)	—	(10.6)
Equity in income (loss) in subsidiaries	268.2	—	172.9	—	(441.1)	—
Equity in income of unconsolidated joint ventures	—	—	9.6	60.7	—	70.3

Operating income (loss)	191.6	—	564.4	229.5	(441.1)	544.4
Interest income (expense)	117.0	—	(124.6)	(23.0)	—	(30.6)

Income (loss) before income taxes	308.6	—	439.8	206.5	(441.1)	513.8
Income tax benefit (expense)	(20.7)	—	(171.6)	64.7	—	(127.6)

Net income (loss) including noncontrolling interests	287.9	—	268.2	271.2	(441.1)	386.2
Noncontrolling interests in income of consolidated subsidiaries	—	—	—	(98.3)	—	(98.3)

Net income (loss) attributable to URS	$287.9	$—	$268.2	$172.9	$(441.1)	$287.9

Comprehensive income (loss) attributable to URS	$300.2	$—	$265.2	$189.3	$(454.5)	$300.2

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

	CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS For the Year Ended December 28, 2012 (in millions)
	Issuer Parent	Issuer Fox LP	Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash from operating activities	$34.2	$—	$38.6	$280.7	$76.7	$430.2

Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	—	—	—	(1,345.7)	—	(1,345.7)
Proceeds from disposal of property and equipment	—	—	—	25.3	—	25.3
Payments in settlement of foreign currency forward contracts	(1,260.6)	—	—	—	—	(1,260.6)
Receipts in settlement of foreign currency forward contracts	1,260.3	—	—	—	—	1,260.3
Investments in unconsolidated joint ventures	—	—	(4.3)	(0.1)	—	(4.4)
Changes in restricted cash	—	—	—	3.9	—	3.9
Capital expenditures, less equipment purchased through capital leases and equipment notes	(11.4)	—	(34.6)	(79.4)	—	(125.4)
Dividends received	—	—	0.1	—	(0.1)	—
Net intercompany investing activities	912.5	—	782.2	544.3	(2,239.0)	—

Net cash from investing activities	900.8	—	743.4	(851.7)	(2,239.1)	(1,446.6)

Cash flows from financing activities:
Borrowings from long-term debt	998.9	—	—	—	—	998.9
Payments on long-term debt	(30.0)	—	(5.7)	(2.3)	—	(38.0)
Borrowings from revolving line of credit	560.0	—	—	101.6	—	661.6
Payments on revolving line of credit	(583.6)	—	—	—	—	(583.6)
Net payments under foreign lines of credit and short-term notes	(0.8)	—	(0.2)	(19.5)	—	(20.5)
Net change in overdrafts	—	—	50.1	6.0	(1.6)	54.5
Payments on capital lease obligations	(0.8)	—	(4.9)	(8.9)	—	(14.6)
Payments of debt issuance costs	(8.8)	—	—	—	—	(8.8)
Excess tax benefits from stock-based compensation	0.1	—	—	—	—	0.1
Proceeds from employee stock purchases and exercises of stock options	8.9	—	—	—	—	8.9
Distributions to noncontrolling interests	—	—	—	(83.8)	—	(83.8)
Contributions and advances from noncontrolling interests	—	—	—	2.3	—	2.3
Dividends paid	(44.7)	—	—	(0.1)	0.1	(44.7)
Repurchases of common stock	(40.0)	—	—	—	—	(40.0)
Net intercompany financing activities	(1,973.6)	—	(829.4)	564.0	2,239.0	—

Net cash from financing activities	(1,114.4)	—	(790.1)	559.3	2,237.5	892.3

Net change in cash and cash equivalents	(179.4)	—	(8.1)	(11.7)	75.1	(124.1)
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	—	2.6	—	2.6
Cash and cash equivalents at beginning of period	193.8	—	24.4	294.5	(76.7)	436.0

Cash and cash equivalents at end of period	$14.4	$—	$16.3	$285.4	$(1.6)	$314.5

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

	CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS For the Year Ended December 30, 2011 (in millions)
	Issuer Parent	Issuer Fox LP	Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash from operating activities	$(132.1)	$—	$491.9	$222.8	$(76.7)	$505.9

Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	—	—	(298.4)	16.3	—	(282.1)
Proceeds from disposal of property and equipment	—	—	3.8	10.3	—	14.1
Investments in unconsolidated joint ventures	—	—	(19.5)	(0.1)	—	(19.6)
Changes in restricted cash	—	—	—	7.0	—	7.0
Capital expenditures, less equipment purchased through capital leases and equipment notes	(8.6)	—	(49.3)	(9.6)	—	(67.5)
Dividends received	—	—	5.9	—	(5.9)	—
Net intercompany investing activities	(142.1)	—	(480.2)	(437.7)	1,060.0	—

Net cash from investing activities	(150.7)	—	(837.7)	(413.8)	1,054.1	(348.1)

Cash flows from financing activities:
Borrowings from long-term debt	700.0	—	—	—	—	700.0
Payments on long-term debt	(625.0)	—	(7.3)	(0.3)	—	(632.6)
Borrowings from revolving line of credit	138.6	—	—	—	—	138.6
Payments on revolving line of credit	(115.7)	—	—	—	—	(115.7)
Net payments under foreign lines of credit and short-term notes	(0.6)	—	(1.4)	(14.4)	—	(16.4)
Net change in overdrafts	—	—	(97.2)	0.4	78.8	(18.0)
Payments on capital lease obligations	(0.5)	—	(6.1)	(4.3)	—	(10.9)
Payments of debt issuance costs	(3.9)	—	—	—	—	(3.9)
Excess tax benefits from stock-based compensation	0.8	—	—	—	—	0.8
Proceeds from employee stock purchases and exercises of stock options	11.7	—	—	—	—	11.7
Distributions to noncontrolling interests	—	—	—	(111.7)	—	(111.7)
Contributions and advances from noncontrolling interests	—	—	(0.2)	6.8	—	6.6
Dividends paid	—	—	—	(5.9)	5.9	—
Repurchases of common stock	(242.8)	—	—	—	—	(242.8)
Net intercompany financing activities	229.1	—	454.4	376.5	(1,060.0)	—

Net cash from financing activities	91.7	—	342.2	247.1	(975.3)	(294.3)

Net change in cash and cash equivalents	(191.1)	—	(3.6)	56.1	2.1	(136.5)
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	—	(1.3)	—	(1.3)
Cash and cash equivalents at beginning of period	384.9	—	28.0	239.7	(78.8)	573.8

Cash and cash equivalents at end of period	$193.8	$—	$24.4	$294.5	$(76.7)	$436.0

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

	CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS For the Year Ended December 31, 2010 (in millions)
	Issuer Parent	Issuer Fox LP	Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash from operating activities	$(7.0)	$—	$446.5	$85.6	$1.3	$526.4

Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	—	—	—	(291.7)	—	(291.7)
Changes in cash related to consolidation and/or deconsolidation of joint ventures	—	—	21.4	(0.7)	—	20.7
Proceeds from disposal of property and equipment	—	—	4.7	3.6	—	8.3
Investments in unconsolidated joint ventures	—	—	(6.0)	—	—	(6.0)
Changes in restricted cash	—	—	—	(16.1)	—	(16.1)
Capital expenditures, less equipment purchased through capital leases and equipment notes	(4.6)	—	(26.0)	(14.6)	—	(45.2)
Maturity of short-term investment	—	—	—	30.2	—	30.2
Dividends received	—	—	27.8	—	(27.8)	—
Net intercompany investing activities	(761.7)	—	(730.2)	(112.7)	1,604.6	—

Net cash from investing activities	(766.3)	—	(708.3)	(402.0)	1,576.8	(299.8)

Cash flows from financing activities:
Payments on long-term debt	(150.0)	—	(9.6)	—	—	(159.6)
Net payments under foreign lines of credit and short-term notes	(0.5)	—	(0.4)	(6.7)	—	(7.6)
Net change in overdrafts	—	—	14.6	—	(0.2)	14.4
Payments on capital lease obligations	(0.4)	—	(6.4)	(0.7)	—	(7.5)
Excess tax benefits from stock-based compensation	1.2	—	—	—	—	1.2
Proceeds from employee stock purchases and exercises of stock options	11.3	—	—	—	—	11.3
Distributions to noncontrolling interests	—	—	—	(107.2)	—	(107.2)
Contributions and advances from noncontrolling interests	—	—	—	8.2	—	8.2
Dividends paid	—	—	—	(27.8)	27.8	—
Repurchases of common stock	(128.3)	—	—	—	—	(128.3)
Net intercompany financing activities	1,157.7	—	239.4	207.5	(1,604.6)	—

Net cash from financing activities	891.0	—	237.6	73.3	(1,577.0)	(375.1)

Net change in cash and cash equivalents	117.7	—	(24.2)	(243.1)	1.1	(148.5)
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	—	1.2	—	1.2
Cash and cash equivalents at beginning of period	267.2	—	52.2	481.6	(79.9)	721.1

Cash and cash equivalents at end of period	$384.9	$—	$28.0	$239.7	$(78.8)	$573.8

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 19.	OTHER COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The accumulated balances and reporting period activities related to each component of other comprehensive income (loss) are summarized as follows:

(In millions)	Pension and Post-retirement Related Adjustments (1)	Foreign Currency Translation Adjustments	Loss on Derivative Instruments	Unrealized Gain (Loss) on Interest Rate Swaps	Accumulated Other Comprehensive Income (Loss)

Balances at January 1, 2010	$(45.4)	$0.4	$—	$(4.2)	$(49.2)
Pre-tax amount	(5.1)	8.8	—	7.0	10.7
Tax benefit (expense)	4.4	—	—	(2.8)	1.6

Total 2010 adjustments, net of tax	(0.7)	8.8	—	4.2	12.3

Balances at December 31, 2010	$(46.1)	$9.2	$—	$—	$(36.9)
Pre-tax amount	(73.4)	(11.2)	—	—	(84.6)
Tax benefit (2)	10.7	—	—	—	10.7

Total 2011 adjustments, net of tax	(62.7)	(11.2)	—	—	(73.9)

Balances at December 30, 2011	$(108.8)	$(2.0)	$—	$—	$(110.8)
Pre-tax amount	(39.9)	24.8	(1.0)	—	(16.1)
Tax benefit	13.3	—	0.4	—	13.7

Total 2012 adjustments, net of tax	(26.6)	24.8	(0.6)	—	(2.4)

Balances at December 28, 2012	$(135.4)	$22.8	$(0.6)	$—	$(113.2)

(1)

For fiscal year 2012, pension and post-retirement-related adjustments, before-tax, in other comprehensive income included $45.6 million of net loss arising during the year, $7.4 million of amortization of prior service credit and net loss, and $1.7 million of before-tax effect of changes in foreign currency exchange rates. For fiscal year 2011, pension and post-retirement-related adjustments, before-tax, in other comprehensive income included $80.9 million of net loss arising during the year, $4.1 million of amortization of prior service credit and net loss, and $1.9 million of before-tax effect of changes in foreign currency exchange rates. For fiscal year 2010, pension and post-retirement-related adjustments, before-tax, in other comprehensive income included $5.3 million of net loss arising during the year, $0.4 million of amortization of prior service credit and net loss, and $0.1 million of before-tax effect of changes in foreign currency exchange rates.

(2)	The tax benefit has been reduced by a valuation allowance of $11.6 million in 2011.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 20.	RECEIVABLE AND DEFERRED INCOME TAX VALUATION ALLOWANCES

Receivable allowances are comprised of allowances for amounts that may become uncollectable or unrealizable in the future. We determine these amounts based on historical experience and other currently available information. A valuation allowance for deferred income taxes is established when it is more likely than not that net deferred tax assets will not be realized.

The following table summarizes the activities in the receivable allowances and the deferred income tax valuation allowance from the beginning of the periods to the end of the periods.

(In millions)	Balance at the Beginning of the Period	Additions (Charged to Bad Debt Expense)	Additions (Charged to Other Accounts) (1)	Deductions (2)	Other (3)	Balance at the End of the Period

Year ended December 28, 2012
Receivable allowances	$43.1	$6.6	$27.4	$(7.4)	$—	$69.7
Deferred income tax valuation allowance	$124.0	$—	$3.1	$(1.1)	$11.6	$137.6

Year ended December 30, 2011
Receivable allowances	$42.8	$2.8	$16.1	$(18.6)	$—	$43.1
Deferred income tax valuation allowance	$104.2	$—	$23.5	$(15.3)	$11.6	$124.0

Year ended December 31, 2010
Receivable allowances	$47.7	$6.7	$8.9	$(20.5)	$—	$42.8
Deferred income tax valuation allowance	$87.6	$—	$21.4	$(8.0)	$3.2	$104.2

(1)	These additions were primarily charged to revenues or income tax expense.
(2)	Deductions to the deferred income tax valuation allowance were primarily attributed to foreign and state NOL expirations, change in tax rates and the use of federal and state NOLs.
(3)

Other adjustments to the deferred income tax valuation allowance during the year ended December 28, 2012 were attributable to acquired deferred taxes through the Flint acquisition. For the year ended December 30, 2011, other adjustments to the deferred income tax valuation allowance were charged to other comprehensive income. For the year ended December 31, 2010, other adjustments to the deferred income tax valuation allowance were attributable to acquired deferred taxes on foreign net operating losses through the Scott Wilson acquisition.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 21.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth selected quarterly financial data for the years ended December 28, 2012 and December 30, 2011. The selected quarterly financial data presented below should be read in conjunction with the rest of the information in this report.

	2012 Quarters Ended
(In millions, except per share data)	March 30	June 29	September 28	December 28

Revenues	$2,361.5	$2,690.7	$2,947.6	$2,972.7
Cost of revenues	(2,203.2)	(2,527.5)	(2,753.3)	(2,810.5)
Acquisition-related expenses (1)	(5.6)	(11.3)	0.8	—
Operating income (loss) (2)	161.4	149.5	203.6	171.4
Other income (expense) (3)	2.5	(9.2)	10.8	(3.6)
Income tax benefit (expense)	(48.6)	(40.5)	(66.1)	(34.7)
Net income including noncontrolling interests	105.5	79.1	127.8	113.4
Noncontrolling interests in income of consolidated subsidiaries	(25.8)	(25.5)	(21.1)	(42.8)
Net income attributable to URS	79.7	53.6	106.7	70.6

Earnings per share:
Basic	$1.08	$0.72	$1.43	$0.95

Diluted	$1.07	$0.72	$1.43	$0.95

Weighted-average shares outstanding:
Basic	74.0	74.2	74.5	74.5

Diluted	74.3	74.6	74.6	74.6

	2011 Quarters Ended
(In millions, except per share data)	April 1	July 1	September 30	December 30

Revenues	$2,319.8	$2,360.3	$2,471.7	$2,393.2
Cost of revenues	(2,202.7)	(2,228.3)	(2,300.1)	(2,257.7)
Acquisition-related expenses	—	(1.0)	—	—
Restructuring costs (4)	—	—	—	(5.5)
Goodwill impairment (5)	—	—	(798.1)	(27.7)
Operating income (6)	132.1	150.6	(620.2)	114.1
Income tax benefit (expense)	(39.0)	(45.5)	39.5	(46.8)
Net income (loss) including noncontrolling interests	87.9	100.0	(585.8)	60.6
Noncontrolling interests in income of consolidated subsidiaries	(25.8)	(33.2)	(37.3)	(32.2)
Net income (loss) attributable to URS	62.1	66.8	(623.1)	28.4

Earnings (loss) per share:
Basic	$0.79	$0.87	$(8.05)	$0.37

Diluted	$0.79	$0.86	$(8.05)	$0.37

Weighted-average shares outstanding:
Basic	78.4	77.2	77.4	76.3

Diluted	78.8	77.7	77.4	76.4

(1)	For the year ended December 28, 2012, we recorded acquisition-related expenses in connection with our acquisition of Flint. See further discussion in Note 8, “Acquisitions.”
(2)

For the first quarter of 2012, we revised our operating income from $163.9 million, as previously reported in our 10-Q, to $161.4 million due to the reclassification of a $2.5 million gain recognized on foreign currency forward contracts from “General and administrative expenses” to “Other income (expenses)” on our Consolidated Statements of Operations. This revision had no impact on net income attributable to URS or EPS.

URS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

(3)

During fiscal 2012, “Other income (expenses)” represents foreign currency gains (losses) recognized on intercompany financing arrangements and foreign currency forward contracts. See further discussion in Note 11, “Fair Value of Debt Instruments and Derivative Instruments.”

(4)

For the year ended December 30, 2011, we recorded restructuring costs resulting from the integration of Scott Wilson into our existing U.K. and European business and necessary responses to reductions in market opportunities in Europe. See further discussion in Note 17, “Commitments and Contingencies.”

(5)

For the third quarter of 2011, we recorded an estimated goodwill impairment charge of $798.1 million. On a net, after-tax basis, this transaction resulted in decreases to net income and diluted EPS of $699.3 million and $9.03, respectively.

During the fourth quarter of 2011, we finalized our step-two goodwill impairment analysis as of September 30, 2011 and recorded an additional goodwill impairment charge of $27.7 million. On a net, after-tax basis, this transaction resulted in decreases to net income and diluted EPS of $32.9 million and $0.43, respectively. See further discussion in Note 9, “Goodwill and Intangible Assets.”

(6)

In October 2010, we received notice of a ruling on the priority of claims against a bankrupt client made by one of our unconsolidated joint ventures related to the SR-125 road project in California. The judge ruled against our joint venture’s position, finding that its mechanic’s lien did not have priority over the senior lenders. As a result of the court’s decision, we recorded a pre-tax non-cash asset impairment charge of $25.0 million or $0.18 per share on an after-tax basis in the third quarter of 2010. During the second quarter of 2011, we recognized a $9.5 million favorable claim settlement on this project.